SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
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[_]  Definitive Additional Materials

Big Lots, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

April 12, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Big Lots, Inc., which will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 31, 2007, beginning at 9:00 a.m. EDT.

The following pages contain the formal Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting of Shareholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, you are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope or vote online as soon as possible. If you attend the Annual Meeting of Shareholders, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card or voted online.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of Big Lots, Inc.

STEVEN S. FISHMAN Chairman, Chief Executive Officer and President

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 31, 2007

Notice is hereby given that the Annual Meeting of Shareholders of Big Lots, Inc. will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 31, 2007, beginning at 9:00 a.m. EDT. At the Annual Meeting of Shareholders, the holders of outstanding Big Lots, Inc. common shares will act on the following matters:

1.	The election of nine directors of Big Lots, Inc.;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending February 2, 2008; and

3.	The transaction of such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 2, 2007 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any postponement or adjournment thereof.

By Order of the Board of Directors, CHARLES W. HAUBIEL II Senior Vice President, General Counsel and Corporate Secretary

April 12, 2007
Columbus, Ohio

____________________

Your vote is important. Shareholders are urged to vote online or complete, date and sign the enclosed proxy card and return it in the enclosed envelope to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting of Shareholders, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy or voted online.

BIG LOTS, INC.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
Purpose of the Annual Meeting	1
Shareholder Voting Rights	1
Registered Shareholders and Beneficial Shareholders	1
Attendance at the Annual Meeting	2
How to Vote	2
Householding	2
Electronic Delivery of Proxy Materials and Annual Report	2
Tabulation of the Votes	3
Board’s Recommendation	3
Vote Required to Approve a Proposal	3
Proposal One	3
Other Matters	3
Quorum	3
PROPOSAL ONE: ELECTION OF DIRECTORS	4
GOVERNANCE OF BIG LOTS	5
Current Members of the Board of Directors	5
Board Meetings in Fiscal 2006	5
Role of the Board’s Committees	5
Audit Committee	5
Compensation Committee	6
Nominating/Corporate Governance Committee	6
Presiding Member of the Board	6
Determination of Director Independence	6
Selection of Nominees by the Board	7
Compensation Committee Interlocks and Insider Participation	7
Other Directorships	8
Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals	8
Related Person Transactions	8
Communications with the Board	9
DIRECTOR COMPENSATION	9
Retainers and Fees	9
Stock Options	9
Director Compensation Table	10

i

STOCK OWNERSHIP	11
Ownership of Our Common Shares by Certain Beneficial Owners and Management	11
Section 16(a) Beneficial Ownership Reporting Compliance	13
EXECUTIVE COMPENSATION	13
Compensation Committee Report	13
Compensation Discussion and Analysis	14
Compensation Committee	14
Compensation Philosophy and Objectives	14
Executive Compensation Practices and Policies	15
Benchmarking	15
Individual Performance Evaluation	16
Linking Equity Awards with Performance	16
Compensation Policies	16
Compensation Consultant	17
Role of Executives in Establishing Compensation	17
Elements of In-Service Executive Compensation	17
Salary	18
Bonus	18
Equity	18
Personal Benefits and Perquisites	20
Employment Agreements	20
Change in Control	22
Retirement Plans	22
Pension Plan and Supplemental Pension Plan	23
Savings Plan and Supplemental Savings Plan	24
Minimum Share Ownership and Retention	24
Elements of Post-Termination Executive Compensation	25
Compensation Committee Activity	26
Impact of Performance on Compensation	27
Compensation for the Named Executive Officers in Fiscal 2006	28
Impact of Tax and Accounting Treatments	29
Internal Revenue Code Section 162(m)	29
Internal Revenue Code Section 409A	29
Statement of Financial Accounting Standards No. 123(R)	30
Conclusion	30
Summary Compensation Table	30
Grants of Plan-Based Awards	33
Outstanding Equity Awards at Fiscal Year-End	34
Option Exercises and Stock Vested	35
Pension Benefits	35
Nonqualified Deferred Compensation	36

ii

Potential Payments Upon Termination or Change in Control	36
Steven S. Fishman	37
Joe R. Cooper	38
Brad A. Waite	38
John C. Martin	39
Lisa M. Bachmann	39
AUDIT COMMITTEE DISCLOSURE	40
General Information	40
Independent Auditor	40
Audit and Non-Audit Services Pre-Approval Policy	41
Fees Paid to Independent Auditor	41
Audit Committee Report	41
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE
LLP AS BIG LOTS’ INDEPENDENT AUDITOR FOR FISCAL 2007	42
SHAREHOLDER PROPOSALS	42
ANNUAL REPORT ON FORM 10-K	42
PROXY SOLICITATION COSTS	42
OTHER MATTERS	43

iii

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

_______________________

PROXY STATEMENT
_______________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), for use at the Annual Meeting of Shareholders to be held on May 31, 2007 (“Annual Meeting”), at our corporate offices located at 300 Phillipi Road, Columbus, Ohio. The Notice of Annual Meeting of Shareholders, this Proxy Statement and the accompanying proxy card, together with our Annual Report to Shareholders for the fiscal year ended February 3, 2007 (“fiscal 2006”), are first being mailed to shareholders on or about April 12, 2007.

     ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to elect our directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending February 2, 2008 (“fiscal 2007”), and transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on April 2, 2007, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. At the record date, we had outstanding 112,659,836 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder to one vote on each matter to be voted upon at the Annual Meeting, or any postponement or adjournment thereof. The holders of common shares have no cumulative voting rights in the election of directors. All voting shall be governed by our Code of Regulations and the General Corporation Law of the State of Ohio.

Registered Shareholders and Beneficial Shareholders

If your common shares are registered in your name directly with our transfer agent, National City Bank, you are considered, with respect to those common shares, a registered shareholder. We have sent directly to registered shareholders the Notice of Annual Meeting of Shareholders, this Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders for fiscal 2006.

If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered the beneficial shareholder of the common shares held in street name. The Notice of Annual Meeting of Shareholders, this Proxy Statement, the accompanying proxy card, and our Annual Report to Shareholders for fiscal 2006 have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those common shares, the registered shareholder. As the beneficial shareholder, you have the right to direct your broker, bank or other holder of record on how to vote your common shares by using the voting instruction card included in the mailing, or by following the instructions for voting electronically, you received from your broker, bank or other holder of record.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. EDT, and the Annual Meeting will begin at 9:00 a.m. EDT. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your common shares as a beneficial shareholder, you will need to bring to the Annual Meeting a copy of a brokerage statement reflecting your stock ownership as of the record date and to check in at the registration desk.

How to Vote

If you are a registered shareholder, you may vote your shares by completing, dating and signing the accompanying proxy card and returning it in the enclosed envelope. You may also vote online at www.proxyvote.com until May 30, 2007 at 11:59 p.m. EDT. If you wish to vote online, you will need your proxy card and you must follow the instructions posted on the website. If you complete, date, sign and return your proxy card or you properly complete your proxy online, your shares will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person.

Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain a completed proxy form from the broker, bank or other holder of record who is the registered holder of the common shares. Additionally, beneficial shareholders may be able to instruct the broker, bank or other holder of record how to vote by telephone or electronically, so please contact your broker, bank or other holder of record to determine availability and applicable deadlines.

A proxy may be revoked at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and giving notice of revocation to the secretary of the meeting, either in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Householding

The rules of the Securities and Exchange Commission (“SEC”) allow multiple shareholders residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, notices of shareholder meetings, and other documents if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC regulations allow, your household may receive a single copy of annual reports, proxy statements, notices of shareholder meetings, and other documents.

You may revoke your consent for householding at any time by contacting Automatic Data Processing, Inc. (“ADP”), either by calling 1-800-542-1061, or by writing to: ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions, at which time you will receive a separate copy of our disclosure documents.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Electronic Delivery of Proxy Materials and Annual Report

In lieu of receiving paper copies of next year’s proxy materials and annual report in the mail, shareholders may elect to receive these documents electronically via e-mail or the Internet. By opting to access these documents electronically, you will save us the cost of producing and mailing documents, reduce the amount of mail you receive, and help preserve environmental resources. To enroll in the electronic delivery service for future annual meetings of shareholders, use your proxy card information to register online at www.proxyvote.com by indicating that you agree to receive or access shareholder communications electronically in future years.

Tabulation of the Votes

Tabulation of the votes cast at the Annual Meeting will be performed by ADP, as inspected by our duly appointed inspectors of election.

Board’s Recommendation

Unless you give other instructions on your proxy card (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote FOR election of the nominated slate of directors (see Proposal One) and FOR the ratification of Deloitte & Touche LLP as our independent auditor for fiscal 2007 (see Proposal Two). If any other matter properly comes before the Annual Meeting, or if a director nominee named in the Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Vote Required to Approve a Proposal

Proposal One

For purposes of Proposal One, the nine director nominees receiving the greatest number of votes cast shall be elected as directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated, although it will be counted for purposes of determining whether there is a quorum. If you are a beneficial shareholder, your broker, bank or other holder of record who is the registered holder of your common shares is permitted to vote your shares for the election of directors even if the broker, bank or other holder of record does not receive voting instructions from you.

Other Matters

For purposes of Proposal Two and any other matters that may properly come before the Annual Meeting, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. A properly executed proxy marked “abstain” with respect to any such matter will not be voted with respect to such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

If you are a beneficial shareholder, your broker, bank or other holder of record may not be permitted to exercise discretionary voting power with respect to some of the matters to be acted upon. Thus, if you do not give your broker, bank or other holder of record specific voting instructions, your common shares may not be voted on those matters and will not be counted in determining the number of common shares necessary for approval. Common shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares of Big Lots represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. All nine nominees are currently directors of Big Lots. Proxies cannot be voted at the Annual Meeting for more than nine persons.

Set forth below is certain information relating to the director nominees. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation, or removal.

		Principal Occupation	Director
Name	Age	for the Past Five or More Years	Since
Jeffrey P. Berger	57	Executive Vice President, Global Foodservice, and President and Chief Executive Officer, Heinz North America Foodservice (manufacturer and marketer of processed food products).	2006
Sheldon M. Berman	66	Chairman, Chief Executive Officer and President, Xtreem Creative, Inc. (business planning, marketing planning, and advertising services).	1994
Steven S. Fishman	56	Chairman, Chief Executive Officer and President of Big Lots; former President, Chief Executive Officer and Chief Restructuring Officer, Rhodes, Inc. (furniture retailer) – Rhodes, Inc. filed for bankruptcy on November 4, 2004; former Chairman and Chief Executive Officer, Frank’s Nursery & Crafts, Inc. (lawn and garden specialty retailer) – Frank’s Nursery & Crafts, Inc. filed for bankruptcy on September 8, 2004; former President and Founder, SSF Resources, Inc. (investment and consulting).	2005
David T. Kollat	68	President and Founder, 22, Inc. (research and management consulting).	1990
Brenda J. Lauderback	56	Former President – Wholesale Group, Nine West Group, Inc. (retail and wholesale footwear); former President – Footwear Wholesale, U.S. Shoe Corporation (retail and wholesale footwear); former Vice President, General Merchandise Manager, Dayton Hudson Corporation (retail stores).	1997
Philip E. Mallott	49	Independent financial consultant; retail stock analyst, Coker & Palmer (securities brokerage services); former Vice President and Chief Financial Officer, Intimate Brands, Inc. (retail stores).	2003
Russell Solt	59	Former Director of Investor Relations, West Marine, Inc. (specialty retailer and catalog company); former Executive Vice President and Chief Financial Officer, West Marine, Inc.	2003
James R. Tener	57	Former President and Chief Operating Officer, Brook Mays Music Company (retail and wholesale music) — Brook Mays Music Company filed for bankruptcy on July 11, 2006; former Chief Operating Officer, The Sports Authority (sporting goods retailer).	2005
Dennis B. Tishkoff	63	Chairman and Chief Executive Officer, Drew Shoe Corporation (footwear manufacturer, importer, exporter, retailer and wholesaler); President, Tishkoff and Associates, Inc. (retail consultant); former President and Chief Executive Officer, Shoe Corporation of America (footwear retailer).	1991

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

GOVERNANCE OF BIG LOTS

Current Members of the Board of Directors

The members of the Board as of the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below. The Board has standing Audit, Compensation, and Nominating/Corporate Governance Committees. Each committee reports on its activities to the Board.

	Audit	Compensation	Nominating/Corporate
Director	Committee	Committee	Governance Committee
Jeffrey P. Berger
Sheldon M. Berman			*
Steven S. Fishman
David T. Kollat		*	**
Brenda J. Lauderback		*
Philip E. Mallott	**
Russell Solt	*		*
James R. Tener	*
Dennis B. Tishkoff		**
____________________

*	Committee Member

**	Committee Chair

Board Meetings in Fiscal 2006

Five meetings of the Board were held during fiscal 2006. During the period for which he or she was a director in fiscal 2006, each director attended at least 75% of all meetings of the Board and the committees on which he or she served. It is our policy that each director nominee standing for election be present at the annual meeting of shareholders. Each director listed above attended the most recent annual meeting of shareholders held in May 2006, except for Mr. Berger, who did not become a director until August 15, 2006 when he was appointed to fill the vacancy created by Ned Mansour’s health-related resignation. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders, the Board, and the committees of which he or she is a member.

Role of the Board’s Committees

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to: (1) the integrity of the financial reports and other financial information provided by us to our shareholders and others; (2) our compliance with legal and regulatory requirements; (3) the engagement of our independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance; (4) the performance of our system of internal controls; and (5) our audit, accounting and financial reporting processes generally. All members of the Audit Committee are independent as required by the Audit Committee’s charter and by the applicable New York Stock Exchange (“NYSE”) and SEC rules. The Board has determined that Mr. Mallott and Mr. Solt each satisfies the standards for an “audit committee financial expert,” as required by the SEC under the Sarbanes-Oxley Act of 2002. Each member of the Audit Committee is “financially literate,” as required by NYSE rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investors section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary. The Audit Committee met 11 times during fiscal 2006.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs. The Compensation Committee is involved in establishing our general compensation philosophy, reviewing and implementing executive compensation and overseeing the development of our compensation programs. All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investors section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary. The Compensation Committee met two times during fiscal 2006.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is responsible for recommending individuals to the Board for nomination as members of the Board and its committees and taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines. All members of the Nominating/Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating/Corporate Governance Committee are further described in its charter, which is available in the Investors section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary. The Nominating/Corporate Governance Committee met three times during fiscal 2006.

Presiding Member of the Board

The Board has a presiding director whose primary responsibility is to preside over executive sessions of the Board in which management directors and other members of management are not present. The role of presiding director is rotated among the non-management directors (“outside directors”). The presiding director is responsible for establishing an agenda for the session over which he or she presides and, upon the conclusion of an executive session of the Board, meeting with our chief executive officer (“CEO”) to address any issues raised during the executive session.

Determination of Director Independence

The Corporate Governance Guidelines were initially adopted by the Board in August 2003 and were amended in November 2005 and November 2006. The Corporate Governance Guidelines comply with NYSE rules. The Corporate Governance Guidelines can be found in the Investors section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary.

Pursuant to the Corporate Governance Guidelines, the Board undertook its most recent annual review of director independence in March 2007. During this annual review, the Board considered transactions and relationships between each director, his or her affiliates, and any member of his or her immediate family and Big Lots, its subsidiaries and members of senior management. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent in accordance with NYSE rules.

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting, with the exception of Mr. Fishman, are independent of Big Lots and its management under the standards set forth by NYSE rules and no director nominee has a material relationship with Big Lots or its management aside from his or her service as a director. Mr. Fishman is not an independent director due to his employment with Big Lots.

In determining that each of the directors other than Mr. Fishman is independent, the Board considered that, in the ordinary course of business, transactions may occur between Big Lots or its subsidiaries and companies at which some of our directors are or have been executive officers. In each such case, the amount of transactions with these companies in each of the last three years did not approach the disqualifying thresholds set forth in the NYSE rules. The Board also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are executive officers or directors, none of which approached the thresholds set forth in the NYSE rules. The Board determined that each of the relationships it considered was immaterial and did not impair the independence of any of the directors.

Selection of Nominees by the Board

The Nominating/Corporate Governance Committee has oversight over a broad range of issues surrounding the composition and operation of the Board. The Nominating/Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating/Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating/Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee, the Committee does consider factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, diversity, age, and compatibility with our CEO and other members of the Board. The Nominating/Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the need for committee expertise. The Nominating/Corporate Governance Committee confers with the Board as to the criteria it intends to apply before the search for a new director nominee is commenced.

In identifying potential candidates for Board membership, the Nominating/Corporate Governance Committee considers recommendations from the Board, shareholders and management. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating/Corporate Governance Committee, 300 Phillipi Road, Columbus, Ohio 43228. The written notice must include the prospective nominee’s name, age, business address, principal occupation, beneficial ownership of Big Lots’ common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

Pursuant to its written charter, the Nominating/Corporate Governance Committee also has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. In fiscal 2006, an outside search firm was retained to assist in identifying and evaluating prospective Board members.

After completing the evaluation of a prospective nominee, the Nominating/Corporate Governance Committee may make a recommendation to the Board that the targeted individual be nominated by the Board, and the Board would then decide whether to approve a nominee after considering the recommendation and report of the Nominating/Corporate Governance Committee. Any invitation to join the Board is extended to a prospective nominee through the chair of the Nominating/Corporate Governance Committee and our CEO, after approval by the Board.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Mr. Kollat, Ms. Lauderback and Mr. Tishkoff served on our Compensation Committee. No member of our Compensation Committee serves or has served at any time as one of our officers or employees or is a party to any related party transaction. None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Other Directorships

Mr. Kollat is a director of Limited Brands, Inc., Select Comfort Corporation, and Wolverine World Wide, Inc. Mr. Kollat serves on the finance committee at Limited Brands, Inc., the corporate governance and nominating committee and the audit committee at Select Comfort Corporation, and the compensation committee and the audit committee at Wolverine World Wide, Inc., where he is the chair of the audit committee. Ms. Lauderback is a director of Select Comfort Corporation, Irwin Financial Corporation, Wolverine World Wide, Inc. and Denny’s Corporation. Ms. Lauderback is a member of the audit committee at Wolverine World Wide, Inc., and serves on both the audit and compensation committees at Irwin Financial Corporation. Mr. Mallott is a director of Tween Brands, Inc., where he also serves on the nominating and governance committee and as the chair of the audit committee. Mr. Tishkoff is a director of Drew Shoe Corporation.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which is applicable to all of our directors and employees, including the principal executive officer, the principal financial officer, and the principal accounting officer. We also have a separate Code of Ethics for Financial Professionals which is applicable to our CEO and all other senior financial officers (as that term is defined therein). Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investors section of our website (www.biglots.com) under the “Corporate Governance” caption. A copy may also be obtained, without charge, upon written request to our Corporate Secretary. We intend to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to our directors and executive officers) and to the Code of Ethics for Financial Professionals, if any, at this location on our website.

Related Person Transactions

The Board and the Nominating/Corporate Governance Committee have the responsibility for monitoring compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. The Board and the Nominating/Corporate Governance Committee have also enlisted the assistance of our General Counsel and human resources management to fulfill this duty.

The Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and various human resources policies prohibit, without the consent of the Board or the Nominating/Corporate Governance Committee, directors, officers and employees from engaging in transactions that conflict with the interests of Big Lots or that otherwise usurp corporate opportunities.

On an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire which requires disclosure of any transaction in which Big Lots was or is to be a participant in which the director, nominee or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These questionnaires are reviewed by the Nominating/Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or other transactions that the Board should review in light of the SEC rules regarding the disclosure of transactions with related persons. Based on our most recent review in the first quarter of fiscal 2007, we believe that no such disclosure is required.

As necessary, the Board also reviews proposed transactions in which Big Lots and any other related person (e.g., a holder of more than five percent of our common shares) are participants. In the first quarter of fiscal 2007, the Board reviewed and approved a structured share repurchase transaction with Goldman Sachs & Co. (“GS&Co.”), an affiliate of Goldman Sachs Asset Management, L.P., whose beneficial ownership of our common shares is described in the “Stock Ownership” section of this Proxy Statement. In connection with this transaction, which is part a $600 million publicly-announced common share repurchase program, we paid $100 million to GS&Co. in exchange for our common shares. We may also, from time to time, engage GS&Co. as a broker to repurchase our common shares in connection with the $600 million program.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the outside directors as a group, may do so by choosing one of the following options:

Call the Board at:	(866) 834-7325
Write to the Board at:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail the Board at:	www.ci-wackenhut.com/getreal.htm

Under a process approved by the Nominating/Corporate Governance Committee for handling correspondence received by Big Lots and addressed to outside directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by Big Lots and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the members of the Nominating/Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially. Except when communications are sent anonymously or confidentially, parties sending written communications to the Board will receive a written acknowledgement upon our receipt of the communication.

DIRECTOR COMPENSATION

Retainers and Fees

Under the Big Lots, Inc. Non-Employee Director Compensation Package, each outside director is compensated for Board and committee participation. Prior to August 15, 2006, the retainers and fees for outside directors in fiscal 2006 consisted of: (1) an annual retainer of $36,000; (2) an additional annual retainer of $4,000 for the chair of the Audit Committee; (3) an additional annual retainer of $2,000 for the chair of each of the Board’s other committees; (4) $1,500 for each Board meeting attended in person; (5) $1,000 for each committee meeting attended in person; (6) $500 for each Board or committee meeting attended telephonically; and (7) the ability to nominate a charity to receive a donation of up to $10,000 from Big Lots. Effective August 15, 2006, the annual retainer for each outside director increased to $45,000, the annual retainer for the chair of the Audit Committee increased to $10,000, and the annual retainer for the chairs of the Compensation Committee and the Nominating/Corporate Governance Committee increased to $5,000. During fiscal 2006, Messrs. Berger (beginning on August 15, 2006), Berman, Kollat, Mallott, Mansour (until August 15, 2006), Solt, Tener and Tishkoff, and Ms. Lauderback qualified as outside directors and, thus, received compensation for their Board service. Due to his employment with Big Lots, Mr. Fishman did not qualify as an outside director and did not receive compensation for his service as a director. The compensation received by Mr. Fishman as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

Stock Options

In addition to the retainers and fees, outside directors receive an annual stock option grant under the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“Director Stock Option Plan”). During fiscal 2006, each of the outside directors received an option to acquire 10,000 common shares of Big Lots pursuant to the Director Stock Option Plan. The number of common shares available under the Director Stock Option Plan initially consisted of the original allocation of 500,000 common shares (781,250 shares as adjusted to account for the five-for-four stock splits which occurred in December 1996 and June 1997).

The Director Stock Option Plan is administered by the Compensation Committee. Neither the Board nor the Compensation Committee exercises any discretion in administering the Director Stock Option Plan, and the administration performed by the Compensation Committee is ministerial in nature. The formula which governs the grant of stock options to eligible participants may be amended by the Board, but not more frequently than once in any six-month period. Under the current formula, each outside director is granted annually an option to acquire 10,000 Big Lots common shares at an exercise price equal to the closing price of our common shares on the NYSE on the grant date.

Except as discussed below, stock options granted under the Director Stock Option Plan become exercisable over three years beginning upon the first anniversary of the grant date, whereby the stock option becomes exercisable for 20% of the shares on the first anniversary, 60% on the second anniversary, and 100% on the third anniversary. Stock options automatically terminate 10 years and one month following the grant date. A director may dispose of the common shares underlying a stock option only during defined quarterly trading periods. Stock options granted under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which requires an entity to measure the cost of services received in exchange for an award of equity instruments based on the grant date fair value of the award. On November 21, 2005, we announced that the Compensation Committee, after discussion with the Board, approved accelerating the vesting of stock options awarded on or before February 21, 2005 under the Director Stock Option Plan and the Big Lots, Inc. 1996 Performance Incentive Plan (“1996 Incentive Plan”). The Compensation Committee did not, however, accelerate the vesting of stock options granted after February 21, 2005. Additionally, the Compensation Committee imposed a holding period that requires all directors to refrain from selling net shares acquired upon any exercise of these accelerated options until the date on which the exercise would have been permitted under the options’ original vesting terms or, if earlier, the director’s death, disability or termination. In addition to the perceived positive effect on morale and retention, the decision to accelerate vesting of stock options was made primarily to reduce non-cash compensation expense that would have been recorded following the adoption of SFAS No. 123(R) in fiscal 2006.

Director Compensation Table

The following table summarizes the compensation earned by each outside director for his or her Board service in fiscal 2006.

					Change in
					Pension
					Value and
	Fees Earned				Nonqualified
	or			Non-Equity	Deferred	All
	Paid in	Stock	Option	Incentive Plan	Compensation	Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)	($)	($)(2)(3)	($)	($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Berger	23,250	—	9,378	—	—	—	32,628
Mr. Berman	49,250	—	23,688	—	—	5,000	77,938
Mr. Kollat	53,500	—	23,688	—	—	10,000	87,188
Ms. Lauderback	48,250	—	23,688	—	—	10,000	81,938
Mr. Mallott	59,750	—	23,688	—	—	10,000	93,438
Mr. Mansour	30,500	—	4,822	—	—	10,000	45,322
Mr. Solt	54,750	—	23,688	—	—	10,000	88,438
Mr. Tener	52,750	—	23,688	—	—	—	76,438
Mr. Tishkoff	50,000	—	23,688	—	—	10,000	83,688
____________________

(1)	Mr. Berger joined the Board on August 15, 2006, and Mr. Mansour resigned from the Board on August 15, 2006 for health-related reasons.

(2)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2006 in accordance with SFAS 123(R), excluding any estimate of forfeitures related to service-based vesting conditions, and thus may include amounts from awards granted in and prior to fiscal 2006.

The full grant date fair value of the fiscal 2006 stock option award made to each nominee for director, computed in accordance with SFAS 123(R), was $79,900. See Note 7 (Stock Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Stock-Based Compensation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in our Annual Report on Form 10-K for fiscal 2006 (“Form 10-K”) regarding the assumptions underlying the valuation of equity awards.

(3)	As of February 3, 2007, each director had the following number of common shares underlying outstanding stock options: Mr. Berger: 10,000; Mr. Berman: 75,000; Mr. Kollat: 75,000; Ms. Lauderback: 75,000; Mr. Mallott: 40,000; Mr. Mansour: 0; Mr. Solt: 40,000; Mr. Tener: 20,000; and Mr. Tishkoff: 60,000.

(4)	Amounts in this column reflect payments made by us during fiscal 2006 to charitable organizations nominated by the specified directors pursuant to the Big Lots, Inc. Non-Employee Director Compensation Package.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than 5% of such common shares, each director, each of the executive officers named in the Summary Compensation Table, and all our executive officers and directors as a group. The assessment of holders of more than 5% of Big Lots’ common shares is based on a review of and reliance upon filings with the SEC. Except as otherwise indicated, all information is as of April 2, 2007.

	Amount and
	Nature of Beneficial	Percent of
Name of Beneficial	Ownership	Outstanding
Owner or Identity of Group	(1)(2)	Common Shares
Lisa M. Bachmann	121,701	*
Jeffrey P. Berger	0	*
Sheldon M. Berman (3)	71,749	*
Joe R. Cooper	81,324	*
Steven S. Fishman	325,000	*
David T. Kollat	96,065	*
Brenda J. Lauderback	57,300	*
Philip E. Mallott	24,500	*
John C. Martin	128,226	*
Russell Solt	10,000	*
James R. Tener	7,000	*
Dennis B. Tishkoff	44,609	*
Brad A. Waite	117,668	*
State Street Bank and Trust Company (4)	12,834,558	11.70%
Goldman Sachs Asset Management, L.P. (5)	10,129,049	9.30%
Barclays Global Investors, NA. (6)	7,151,604	6.54%
Cooke & Bieler, L.P. (7)	6,535,360	6.00%
Westport Asset Management, Inc. (8)	6,112,757	5.58%
American Century Companies, Inc. (9)	5,915,460	5.40%
AMVESCAP PLC (10)	5,758,131	5.26%
Putnam, LLC. (11)	5,511,531	5.00%
All directors and executive officers as a group (20 persons)	1,635,866	1.45%
____________________

*	Represents less than 1.0% of the outstanding common shares.

(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all Big Lots common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of the record date under stock options exercisable within that period. The number of common shares that may be acquired within 60 days of the record date under stock options exercisable within that period are as follows: Ms. Bachman: 86,000; Mr. Berger: 0; Mr. Berman: 57,000; Mr. Cooper: 42,000; Mr. Fishman: 0; Mr. Kollat: 57,000; Ms. Lauderback: 57,000; Mr. Mallott: 22,000; Mr. Martin: 65,375; Mr. Solt: 8,000; Mr. Tener: 2,000; Mr. Tishkoff: 42,000; Mr. Waite: 70,000; and all directors and executive officers as a group: 927,475.

(2)	The amounts reported in the table above include Big Lots common shares that we hold in connection with our obligation to match a portion of the named executive officers’ respective contributions to the Big Lots Supplemental Savings Plan. The number of common shares held by us in connection with this obligation is as follows: Ms. Bachmann: 579; Mr. Cooper: 2,082; Mr. Fishman: 0; Mr. Martin: 887; and Mr. Waite: 0. The named executive officers do not have voting or dispositive power with respect to the common shares that we hold in connection with the Big Lots Supplemental Savings Plan.

(3)	Includes 5,468 common shares owned by Xtreem Creative, Inc., of which Mr. Berman serves as Chairman, Chief Executive Officer and President.

(4)	In its Schedule 13G filed on February 12, 2007, State Street Bank and Trust Company, Trustee, 225 Franklin Street, Boston, MA 02110, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2006, had sole voting power and shared dispositive power over all of the shares, and had no shared voting power or sole dispositive power over the shares.

(5)	In its Schedule 13G filed on February 12, 2007, Goldman Sachs Asset Management, L.P., 32 Old Slip, New York, NY 10005, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2006, had sole voting power over 8,547,353 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

(6)	In its joint statement on Schedule 13G filed on January 23, 2007, Barclays Global Investors, NA., 45 Fremont Street, San Francisco, CA 94105, stated that it and the other reporting persons named therein collectively beneficially owned the number of common shares reported in the table as of December 31, 2006, had sole voting power over 6,460,305 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares. Of the aggregate amounts reported, the following beneficial ownership was reported by the various reporting persons named in the Schedule 13G: (i) Barclays Global Investors, NA. stated that it beneficially owned 4,938,022 of the shares, had sole voting power over 4,246,723 of the shares, had sole dispositive power over 4,938,022 of the shares, and had no shared voting power or shared dispositive power over the shares; (ii) Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, CA 94105, stated that it beneficially owned 2,096,955 of the shares, had sole voting power and sole dispositive power over 2,096,955 of the shares, and had no shared voting power or shared dispositive power over the shares; and (iii) Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London EC3N 4HH, England, stated that it beneficially owned 116,627 of the shares, had sole voting power and sole dispositive power over 116,627 of the shares, and had no shared voting power or shared dispositive power over the shares.

(7)	In its Schedule 13G/A filed on February 13, 2007, Cooke & Bieler, L.P., 1700 Market Street, Philadelphia, PA 19103, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2006, had no sole voting power or sole dispositive power over the shares, had shared voting power over 3,756,120 of the shares, and had shared dispositive power over 5,983,360 of the shares.

(8)	In its Schedule 13G/A filed on February 14, 2007, Westport Asset Management, Inc., 23 Riverside Avenue, Westport, CT 06880, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2006, had sole voting power and sole dispositive power over 1,313,056 of the shares, had shared voting power over 4,534,164 of the shares, and had shared dispositive power over 4,799,701 of the shares. Westport Asset Management, Inc. owns 50% of Westport Advisors LLC, an investment advisor with whom it shares voting power over 4,534,164 of the shares.

(9)	In its joint statement on Schedule 13G filed on February 13, 2007, American Century Companies, Inc. and its wholly-owned subsidiary, American Century Investment Management, Inc., 4500 Main Street, 9th Floor, Kansas City, MO 64111, stated that they collectively beneficially owned the number of common shares reported in the table as of December 31, 2006, had sole voting power over 5,521,026 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

(10)	In its joint statement on Schedule 13G filed on February 14, 2007, AMVESCAP PLC, 30 Finsbury Square, London EC2A 1AG, England, stated that it and the other reporting persons named therein collectively beneficially owned the number of common shares reported in the table as of December 31, 2006, had sole voting power and sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares. Of the aggregate amounts reported, the following beneficial ownership was reported by the reporting persons named in the Schedule 13G: (i) INVESCO Institutional (N.A.), Inc. stated that it had sole voting power and sole dispositive power over 5,231,346 of the shares; (ii) PowerShares Capital Management LLC stated that it had sole voting power and sole dispositive power over 176,360 of the shares; (iii) INVESCO Asset Management Deutschland GmbH stated that it had sole voting power and sole dispositive power over 204,225 of the shares; (iv) INVESCO Asset Management Limited stated that it had sole voting power and sole dispositive power over 66,400 of the shares; and (v) INVESCO Management S.A. stated that it had sole voting power and sole dispositive power over 79,800 of the shares.

(11)	In its joint statement on Schedule 13G filed on February 13, 2007, Putnam, LLC. d/b/a Putnam Investments, One Post Office Square, Boston, MA 02109, stated that it and the other reporting persons named therein collectively beneficially owned the number of common shares reported in the table as of December 31, 2006, had no sole voting power or sole dispositive power over the shares, had shared voting power over 170,318 of the shares, and had shared dispositive power over all of the shares. Of the aggregate amounts reported, the following beneficial ownership was reported by the reporting persons named in the Schedule 13G: (i) Putnam Investment Management, LLC. stated that it beneficially owned 4,349,620 of the shares, had no sole voting power or sole dispositive power over the shares, and had shared dispositive power over 4,349,620 of the shares; and (ii) The Putnam Advisory Company, LLC. stated that it beneficially owned 1,161,911 of the shares, had no sole voting power or sole dispositive power over the shares, had shared voting power over 90,198 of the shares, and had shared dispositive power over 1,161,911 of the shares. Putnam Investment Management, LLC. and The Putnam Advisory Company, LLC. are subsidiaries, and share the address, of Putnam, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2006 with the reporting requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee

Dennis B. Tishkoff, Chair
Brenda J. Lauderback
David T. Kollat

Compensation Discussion and Analysis

Compensation Committee

The membership of the Compensation Committee of the Board (which we refer to as the “Committee” throughout this CD&A) is determined by the Board. In order to be eligible for membership, a prospective Committee member must, in the judgment of the Board, be: (1) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act; (2) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”); and (3) “independent” in accordance with NYSE listing standards. Each of the Committee members meets these requirements. The Committee is currently composed of three outside directors – Mr. Tishkoff, Ms. Lauderback and Mr. Kollat. Mr. Tishkoff serves as the Committee’s chair and establishes the Committee’s meeting agendas.

The purpose of the Committee is to discharge the responsibilities of the Board relating to the administration of our compensation programs, including establishing and implementing the philosophy, practices and policies applicable to the executive compensation program for the members of our executive management committee (“EMC”). The EMC is currently comprised of 10 employees – the five executives named in the Summary Compensation Table (“named executive officers”) and all other executive vice presidents and senior vice presidents. Specific Committee responsibilities include reviewing and recommending to the Board the compensation for the EMC members, administering our equity-based compensation plans, and reporting on the entirety of the executive compensation program to the Board.

The Committee’s scope of authority is dictated by its charter. The charter, which was adopted by the Board and may be revised only by the Board, is reviewed by the Committee annually and by the Board as it deems necessary.

The Committee has the authority to retain counsel and other experts. The Committee also possesses the sole authority to select, retain and terminate a compensation consultant, including the sole authority to approve the consultant’s fees and other retention terms. In discharging its responsibilities, the Committee has full access to all relevant records and may also request that any officer, employee or consultant of Big Lots, including our human resources executives and our outside counsel, meet with any member of, or consultant to, the Committee.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. Our human resources department and a management working group support the Committee’s efforts and, in some cases, act pursuant to delegated authority to fulfill various functions in administering our employee benefit and compensation plans. Such delegation is permitted by the Committee’s charter and each such plan. Those groups to whom the Committee has delegated certain responsibilities are each required to periodically report their activities to the Committee.

Compensation Philosophy and Objectives

Our general compensation philosophy is that total compensation should vary based on our achievement of financial and non-financial objectives, and any incentive compensation should be closely aligned with shareholder interests. This philosophy applies to all of our full-time, salaried employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases.

Our goal is to develop compensation programs that have an appropriate mix of fixed and variable, short-term and long-term, and cash and equity compensation linked to individual and our corporate performance to align executive compensation with the interests of shareholders and to attract, retain and motivate highly-qualified employees. We feel that incentive-based compensation should be implemented with a high degree of responsiveness to our performance. To achieve this responsiveness, executive compensation in the form of equity incentives and bonus opportunities is based upon our performance.

The Committee annually reviews the total compensation paid to or earned by all EMC members. Total compensation is evaluated in light of our performance, the performance of areas of the business for which the executive is responsible, our projected future performance, the projected future performance of the areas of the business for which the executive is responsible, and the relationship between total compensation and shareholder return.

In fiscal 2004, the Committee engaged in a review of our executive compensation program and the philosophy driving the program. The Committee has continued this review, with the goal of refining, if warranted, the appropriate mix of compensation linked to individual and corporate performance. In the course of this review, the Committee has sought the advice of management and outside compensation consultants. The Committee also identified several key strategic compensation design priorities: (1) align executive compensation with shareholder interests; (2) inspire and reward superior performance by executives and us; (3) retain executives by paying them competitively; (4) motivate executives to contribute to our success and reward them for their performance; (5) manage executive compensation costs; and (6) continue to focus on corporate governance. While our compensation philosophy has not materially changed in recent years, the Board and the Committee regularly review whether these strategic priorities are being met, the merits of our philosophy, and factors that may influence a change in our philosophy. Based in part on our assessment of investor sentiment in recent years, we believe that our philosophy of tying a significant portion of executive compensation to our performance has been validated. We further believe that we have been able to attract and retain quality executives in recent years by providing candidates and existing executives with competitive compensation packages.

The adherence to and execution of our compensation philosophy is reviewed at least twice annually. At the first regularly scheduled Committee meeting of each year, the Committee meets with our CEO to review the performance of the EMC members (other than the CEO, whose performance is reviewed in his absence) and to consider our CEO’s recommendations with respect to the EMC members’ compensation (excluding the CEO’s compensation). The Committee, in the absence of the CEO, then formulates recommended annual compensation packages for each EMC member and presents those recommendations to all of the outside directors. Following a discussion of the Committee’s recommendations and making adjustments where the outside directors believe they are appropriate, the outside directors approve the annual compensation packages for the EMC members. At the final regularly scheduled Committee meeting of each year, the Committee reviews the types of equity awards that have been made historically (i.e., stock options and restricted stock), the executive compensation benchmarking survey data, the trends in equity compensation among our competitors, and the impact that any changes in laws and/or accounting standards may have on our equity awards to determine if the same types of equity awards should be used in the coming year or if we should explore the use of the other forms of equity compensation available under the Big Lots 2005 Long-Term Incentive Plan (“2005 Incentive Plan”).

Executive Compensation Practices and Policies

The Committee’s executive compensation practices and policies have been in place for several years, but are regularly reviewed by the Board, the Committee (at least annually) and management to ensure that they remain effective means of satisfying our compensation philosophy of aligning total compensation with shareholder interests, varying compensation with performance, and maintaining a competitive compensation program that enables us to attract, retain and motivate talented employees.

Benchmarking

Annually, the Committee obtains from independent compensation consultants executive compensation benchmarking surveys of selected Standard & Poor’s Retail Stores Index companies and other companies with revenues similar to ours, including discount retailers, dollar stores, deep discount drugstore chains, traditional retailers and specialty retailers. The Committee’s practice generally is to target total direct compensation levels for our EMC members at the fiftieth to seventy-fifth percentile when compared with total direct compensation of this compensation peer group, adjusted to the Columbus, Ohio market when possible. We believe that the application of a range is appropriate to provide flexibility for heightened compensation levels for those employees that excel and to attract top talent. For purposes of this evaluation, total direct compensation is comprised of salary, bonus at the targeted level and equity incentives.

For fiscal 2006, the compensation peer group was comprised of 96 companies who responded to one of several compensation surveys that we have obtained from independent compensation consultants. This group varies from year to year based on the Committee’s assessment of which companies compete with us for talent and are similar to us in terms of industry or revenues and which companies participate in the compensation surveys that we receive from independent compensation consultants.

Individual Performance Evaluation

While the Committee does not rely solely on predetermined formulas when it evaluates the performance of the EMC members, the Committee generally measures overall individual performance of the executives against the following factors, although the factors considered may vary as required by business conditions:

  long-term strategic goals;

  short-term business goals;

  revenue and profit goals;

  improving operating margins;

  revenue growth versus the industry;

  earnings-per-share growth;

  continued optimization of organizational effectiveness and productivity;

  the development of talent and leadership; and

  the fostering of teamwork and other Big Lots’ values.

In selecting individual and corporate performance factors for each EMC member and measuring an executive’s performance against those factors, the Committee also considers the performance of our competitors and general economic and market conditions. None of the factors used by the Committee are assigned a specific weight. Instead, the Committee recognizes that the relative importance of these factors may change in order to adapt our operations to specific business challenges and to reflect the changing economic and marketplace conditions.

Linking Equity Awards with Performance

In determining the size of the equity awards for EMC members, the Committee and the Board undertake a two-step process. Initially, corporate performance is considered to establish the total pool of common shares that will be made available for equity awards to be granted to all EMC members collectively. Then, individual performance and the executive compensation benchmarking surveys are considered to determine the percentage of the total pool to be granted to each EMC member. We believe this process assists in ensuring that executive equity compensation is commensurate with corporate and individual performance.

Compensation Policies

The Committee believes that its policies should be tailored to ensure that each executive’s total compensation is properly aligned with our philosophy. Accordingly, the Committee requires management to prepare and provide tally sheets that set forth the total compensation awarded to each EMC member for the immediately preceding two fiscal years, as well as estimated post-employment compensation that may be payable to such executives following certain events. These tally sheets also include an estimate of the amount of total value accumulated, and that will be accumulated, by each EMC member through prior equity awards (assuming employment continues, awards vest and the market price of our common shares fluctuates through the life of the awards). While the Committee considers the accumulated total value as a factor in setting future compensation levels and making future equity awards, this information is not a primary consideration. The Committee believes that its objectives of motivating executives to achieve short-term and long-term goals, rewarding executives for achieving those goals, and providing incentives for executives to continue their employment with us would not be adequately served if the accumulated total value of an EMC member’s equity awards was the sole or a driving factor in awarding future compensation. The Committee also requires that it be provided an opportunity to review and comment on early drafts of this CD&A, so it may ensure that its philosophy, practices, polices and actions are accurately reflected.

Compensation Consultant

Pursuant to the authority granted to the Committee by its charter, the Committee from time-to-time retains independent compensation consultants and subscribes to executive compensation benchmarking surveys as it deems necessary. The benchmarking surveys are also shared with our human resources department. The Committee approves the scope of services to be performed by and the amount of compensation to be paid to independent compensation consultants.

In fiscal 2006, the Committee did not retain a compensation consultant for specialized advice, but did subscribe to multiple benchmarking surveys. In fiscal 2007, the Committee expects to subscribe to benchmarking surveys and to engage an independent compensation consultant to provide specific advice regarding the compensation of the EMC members and to consider various other compensation issues.

Role of Executives in Establishing Compensation

As described above, at the first regularly scheduled Committee meeting of each fiscal year, our CEO provides a review of the performance of the EMC members (other than the CEO, whose performance is reviewed by the Committee) and a report reflecting his recommendations as to the form and amount of equity and non-equity compensation for the other members of the EMC. The Committee and the other outside directors take into account the recommendations of the CEO when determining the compensation of the other EMC members.

Additionally, the Committee consults with our CEO and executives from our human resources and legal departments regarding the design and administration of our compensation programs, plans and awards for executives and directors. These executives provide advice regarding the competitive nature of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs. While these executives and our CEO attend general meetings of the Committee, and the CEO also participates in the Committee’s discussions regarding the compensation of the other EMC members, they do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee or the other outside directors.

Elements of In-Service Executive Compensation

Guided by our pay-for-performance philosophy, the primary compensation components for the named executive officers consist of salary, bonus opportunities under the Big Lots 2006 Bonus Plan (“2006 Bonus Plan”), and equity awards made under the 2005 Incentive Plan. The Committee believes these components properly align the financial interests and success of our executives with those of our shareholders. In addition, the named executive officers are entitled to certain benefits according to our policies and under our health, insurance and retirement plans.

Each element of compensation has been selected to make sure that our compensation program is competitive with those of other companies with whom we compete for talent, to attract, retain and motivate highly-qualified employees and to incentivize our named executive officers. We believe each of these elements and the mix of elements is appropriate as they are consistent with our compensation philosophy, further our compensation objectives, and are consistent with our compensation peer group. The Committee reviews each element at least annually.

Individual and corporate performance directly impacts the elements and amount of compensation paid to our named executive officers. For instance, a named executive officer’s failure to meet individual goals may lead to his or her failure to receive compensation increases, a reduction in his or her compensation, or the termination of his or her employment. Additionally, excellent corporate performance may lead to greater bonus payouts and, possibly, to the achievement of financial performance objectives that accelerate restricted stock vesting. The Committee and the other outside directors also have discretion, subject to the limitations contained in the executives’ employment agreements, in setting named executive officers’ salary, bonus opportunities and equity awards.

Salary

Salary is cash compensation and is established annually for each named executive officer based on the executive’s job responsibilities, overall individual performance, experience and qualifications, and by the competitive market. A minimum salary for each named executive officer is set forth in his or her respective employment agreement, as described below.

Bonus

The 2006 Bonus Plan provides for cash compensation to be paid annually when we achieve certain performance measures (“performance criteria”). In the case of the named executive officers, the performance criteria are based on certain corporate financial measures permitted to be used under the 2006 Bonus Plan. No right to a minimum bonus exists under the named executive officers’ employment agreements or the 2006 Bonus Plan. The specific dollar amount that must be achieved to qualify for bonus payments under the performance criteria is proposed by the Committee and approved by the outside directors at the start of the fiscal year in conjunction with the Board’s approval of our annual corporate financial operating plan.

The Committee and the other outside directors also establish “performance goals” at the beginning of each fiscal year. The performance goals equate to a percentage of salary. Performance goals are established at three levels: (1) the lowest percentage of salary that will be paid if the threshold performance criteria are met but the targeted performance criteria are not fully achieved (“floor”); (2) the percentage of salary that will be paid if the targeted performance criteria are met but not exceeded (“target”); and (3) the percentage of salary that will be paid if the targeted performance criteria are exceeded, subject to a maximum (“stretch”). The bonus awards that may be earned under the 2006 Bonus Plan range from the floor to the stretch performance goals, and include all amounts in between. The target and stretch performance goals for the named executive officers have been established in their respective employment agreements. The floor performance goal is set annually and has historically been one-half of the target performance goal. Subject to the terms of the employment agreements, the Committee and the other outside directors retain the right to adjust the performance goals and, in the past, have generally done so only as deemed necessary to realign an executive’s bonus opportunity with our compensation philosophy.

Equity

The 2005 Incentive Plan replaced the 1996 Incentive Plan, which expired on December 31, 2005. Since January 1, 2006, all employee equity awards have been issued under the 2005 Incentive Plan. The 2005 Incentive Plan authorizes the grant of incentive and nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and performance unit awards, any of which may be granted on a stand alone, combination or tandem basis. While the 2005 Incentive Plan allows various forms of equity compensation to be granted, to date, we have granted only stock options and restricted stock.

The purpose of the 2005 Incentive Plan is to provide a flexible, long-term vehicle that encourages the creation of long-term value for our shareholders and equity ownership by our named executive officers and other participants and, at the same time, helps to attract, retain and motivate highly-qualified employees. Awards under the 2005 Incentive Plan may be made to any salaried employee, consultant or advisor of Big Lots or its affiliates. The Committee determines: (1) the individuals to whom equity awards are made; (2) the number of common shares underlying each award; (3) the term of the award; (4) the award’s vesting schedule, exercise period or settlement; (5) the type of consideration, if any, to be paid to us upon exercise of an award; and (6) all other terms and conditions of the awards. If equity compensation is granted to the named executive officers, such grants are made at the Committee’s discretion within the limitations set forth in the 2005 Incentive Plan and are based on competitive market conditions, the responsibilities of the executive, and individual and corporate performance. In fiscal 2006 and fiscal 2007, the outside directors have approved the form and size of the CEO’s equity awards after reviewing the Committee’s recommendations.

The number of common shares available for issuance under the 2005 Incentive Plan consists of: (1) an initial allocation of 1,250,000 common shares; (2) 2,001,142 common shares, the common shares that were available under the 1996 Incentive Plan upon its expiration; and (3) an annual increase equal to 0.75% of the total number of issued common shares (including treasury shares) as of the start of each fiscal year during which the 2005 Incentive Plan is in effect. Of this number, during the term of the 2005 Incentive Plan, no more than 33 1/3% of all common shares may be issued in the form of restricted stock, restricted stock units and performance units and no more than 5,000,000 common shares may be issued pursuant to grants of incentive stock options. A participant may receive multiple awards under the 2005 Incentive Plan. Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the IRC (“Section 162(m)”) are limited to: (1) 2,000,000 shares of restricted stock per participant annually; (2) 3,000,000 common shares underlying stock options and SARs per participant during any three consecutive calendar years; and (3) $6,000,000 cash through performance units per participant during any three consecutive calendar years. Also, the 2005 Incentive Plan provides that the total number of common shares underlying outstanding awards granted under the 2005 Incentive Plan, the 1996 Incentive Plan, the Big Lots, Inc. Executive Stock Option and Stock Appreciation Rights Plan (“ESO Plan”), and the Director Stock Option Plan may not exceed 15% of the Company’s issued and outstanding common shares (including treasury shares) as of any date. The 1996 Incentive Plan and the ESO Plan have expired, and there are no awards outstanding under the ESO Plan.

Pursuant to the terms of the 2005 Incentive Plan, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. In fiscal 2006 and fiscal 2007, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards was the second trading day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material nonpublic information, and to avoid even the appearance that any employee, the Committee or the Board manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, generally as a result of a hiring or promotion, the grant date is the date of the related event (i.e., the first day of employment or effective date of promotion).

Each stock option grant allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement approved by the Committee. Pursuant to the terms of the 2005 Incentive Plan, the exercise price of a stock option may not be less than 100% of the volume-weighted average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day. We believe this method is preferable to using the closing market price on the grant date as it is less vulnerable to market activity that may have only an instantaneous effect, positively or negatively, on the price of our common shares.

Under the restricted stock grants made pursuant to the 2005 Incentive Plan, if we meet a threshold financial performance objective established by the Committee and the other outside directors (as set forth in the award agreement) and the recipient remains employed by Big Lots, the restricted stock will vest at the opening of our first trading window that is five years after the grant date. For fiscal 2006, if we meet a higher financial performance objective (also established by the Committee and the other outside directors and set forth in the award agreement) and the recipient remains employed by Big Lots, the restricted stock will vest at the opening of our first trading window after we file with the SEC our Annual Report on Form 10-K for the year in which the higher financial performance objective is met. The restricted stock will also vest fully if there is a change in control of Big Lots (as defined in the 2005 Incentive Plan and as discussed generally in the “Change in Control” section of this CD&A), and will vest on a prorated basis in the event that the recipient dies or becomes disabled after the attainment of the threshold financial performance objective but before the lapse of the five year term. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient’s employment with us terminates.

Upon a change in control (as defined in the applicable plan and as discussed generally in the “Change in Control” section of this CD&A), all awards outstanding under the 1996 Incentive Plan and the 2005 Incentive Plan automatically become fully vested. The Board may, from time to time, at its discretion, amend or terminate the 2005 Incentive Plan, except that no such amendment or termination may impair any rights under any award made prior to the amendment’s effective date without the consent of the award recipient.

Given that several years must pass in order for named executive officers to realize the full value of equity awards, subject to acceleration when we exceed certain performance levels, we believe that our equity compensation awards greatly assist us in meeting our goal to retain and motivate the named executive officers.

Personal Benefits and Perquisites

While it is possible that other personal benefits and perquisites may be offered to named executive officers during the course of the year, the following are the personal benefits and perquisites that are generally provided only to employees at or above the vice president level: (1) coverage under the Executive Benefit Plan (as defined below); (2) enhanced long-term disability insurance coverage; and (3) use of an automobile or automobile allowance. The Committee evaluates and determines the personal benefits and perquisites received by named executive officers during its annual review of the named executive officers’ total compensation.

Our practice is to offer employees protection from catastrophic healthcare-related events by offering medical and dental benefits under the Big Lots Associate Benefit Plan (“Benefit Plan”) and by making vision and disability coverage available. During fiscal 2006, we offered medical and dental benefits to the named executive officers that were generally available to our other employees under the Benefit Plan, plus the opportunity to participate in the Big Lots Executive Benefit Plan (“Executive Benefit Plan”). The Executive Benefit Plan is a supplemental benefit plan that reimburses participants for health-related costs incurred but not covered under the Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income and are reflected in the “All Other Compensation” column of the Summary Compensation Table. We reimburse each executive receiving taxable benefits under the Executive Benefit Plan for the approximate amount of the executive’s income and payroll tax liability relating to the benefits received.

We also offer short-term disability coverage to most employees and long-term disability coverage to all salaried employees. For the named executive officers, the benefits provided under the long-term disability coverage are greater than for employees below the level of vice president. Under the long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns age 65, whichever occurs earlier. The premiums for long-term disability coverage and the amount necessary to hold the named executive officer harmless from the income taxes resulting from such premium payments are paid by Big Lots.

All officers at or above the level of vice president have the option of using a Company automobile or accepting a monthly allowance. The value of the automobile and the amount of the allowance varies based on the officer’s title.

We believe that these personal benefits and perquisites are generally commensurate with the benefits and perquisites provided to executives by our competitors and others in our compensation peer group. Accordingly, we believe these personal benefits and perquisites are reasonable and consistent with our executive compensation philosophy by better enabling us to attract and retain superior talent for key positions.

Employment Agreements

We are a party to employment agreements with each of the named executive officers. We entered into the employment agreements because the agreements, in exchange for minimum salary levels and target and stretch bonus performance goals, potential severance and change in control payments and other consideration, provide us with several protections, including non-competition, confidentiality, non-solicitation and continuing cooperation provisions, as discussed below. Further, the Board believes it is in the best interests of Big Lots and our shareholders to enter into these employment agreements to assure the undivided loyalty and dedication of the named executive officers so that we are able to rely upon the named executive officers’ continued employment and objective advice, without concern that a named executive officer might be distracted by the personal uncertainties and risks created by a proposed change in control (as defined in the employment agreements, the 1996 Incentive Plan, the 2005 Incentive Plan and the 2006 Bonus Plan, and as discussed generally in the “Change in Control” section of this CD&A). The terms of the employment agreements are substantially similar and are described collectively herein except where their terms materially differ.

Under the terms of their employment agreements, the named executive officers are each entitled to receive at least the following minimum salaries, which amounts are not subject to an automatic increase: Mr. Fishman: $960,000; Mr. Cooper: $350,000; Mr. Waite: $405,000; Mr. Martin: $450,000; and Ms. Bachmann: $325,000.

The salaries of the named executive officers are determined annually by the Committee. At its annual review in February 2006, the Committee recommended, and the outside directors subsequently approved, the following fiscal 2006 salaries for the named executive officers: Mr. Fishman: $960,000; Mr. Cooper: $375,000; Mr. Waite: $520,000; Mr. Martin: $475,000; and Ms. Bachmann: $400,000. At its annual review in March 2007, the Committee recommended, and the outside directors subsequently approved, the following fiscal 2007 salaries for the named executive officers: Mr. Fishman: $1,025,000; Mr. Cooper: $400,000; Mr. Waite: $535,000; Mr. Martin: $500,000; and Ms. Bachmann: $415,000. We believe that these salaries are market-competitive and commensurate with each named executive officer’s job responsibilities, overall individual performance, experience and qualifications.

Bonuses are not payable under the employment agreements unless we achieve the threshold performance criteria set annually at the discretion of the Committee and the other outside directors in connection with the Board’s approval of our annual corporate financial operating plan (and subsequent to reviewing the recommendations of the Committee). Generally, the outside directors establish performance criteria that are slightly below (for the floor performance goal), at or near (for the target performance goal), and slightly to well above (for the stretch performance goal) our annual corporate financial operating plan. Because the outside directors consider the specific circumstances that we expect to face in the coming fiscal year (e.g., year over year comparable performance), the relationship between performance criteria and our annual corporate financial operating plan may vary significantly from year to year. At its annual review in February 2006, the Committee recommended, and the outside directors approved, the following fiscal 2006 target performance goals (expressed as a percentage of the named executive officers’ fiscal 2006 salary), with the floor performance goals being one-half of the target and the stretch performance goals being twice the target: Mr. Fishman: 85%; Mr. Cooper: 50%; Mr. Waite: 75%; Mr. Martin: 60%; and Ms. Bachmann: 50%. At its annual review in March 2007, the Committee recommended, and the outside directors approved, retaining the same performance goals for fiscal 2007, except that Mr. Fishman’s floor, target and stretch performance goals were increased to 50%, 100% and 200% of his salary, respectively.

Each employment agreement requires the named executive officer to devote his or her full business time to the affairs of Big Lots and prohibits the named executive officer from competing with us during his or her employment with us. Mr. Fishman’s employment agreement includes several restrictive covenants that survive the termination of his employment, including confidentiality (infinite), non-solicitation (two years), non-competition (one year, but reduced to six months following a change in control), continuing cooperation (three years), and non-disparagement (infinite). More specifically, the agreement requires Mr. Fishman to return to Big Lots all tangible confidential information and intellectual property in his possession upon termination of employment and requires him to hold all intangible confidential information and intellectual property in confidence following the termination of his employment. For two years following his termination, Mr. Fishman may not solicit any employee to leave employment with Big Lots or seek to employ any employee of Big Lots. For two years following his termination, Mr. Fishman may not solicit any person or entity having a business relationship with Big Lots to discontinue or reduce the extent of that relationship with Big Lots. For one year following his termination (or six months following a change in control), Mr. Fishman may not engage in business for his own benefit, or provide services to another that is engaged in business, that is similar to our business or become employed by or consult with certain competitors. For three years following his termination, Mr. Fishman is required to cooperate with us and not to voluntarily participate with third parties in actions adverse to us. Following termination, Mr. Fishman shall not disparage Big Lots.

The employment agreements with Mr. Waite, Mr. Martin and Ms. Bachmann include several restrictive covenants and agreements that survive the termination of his or her employment, including non-competition (one year), confidentiality (two years) and non-solicitation (two years). Mr. Cooper’s employment agreement includes several restrictive covenants and agreements that survive the termination of his employment, including confidentiality (infinite), non-solicitation of employees and vendors (two years), non-competition (one year, but reduced to six months following a change in control), continuing cooperation (infinite), and non-disparagement (infinite). The substance of these provisions in the employment agreements with Mr. Cooper, Mr. Waite, Mr. Martin and Ms. Bachmann is substantially similar to the same provisions in Mr. Fishman’s employment agreement described above.

For a discussion of compensation that may be paid to the named executive officers after termination of their employment with Big Lots, see “Description and Elements of Post-Termination Executive Compensation” below.

Change in Control

Generally, pursuant to the named executive officers’ employment agreements, the 1996 Incentive Plan, the 2005 Incentive Plan, the 2006 Bonus Plan, the Supplemental Pension Plan (as defined below), and the Supplemental Savings Plan (as defined below), a “change in control” (and a “change of control,” as such term is used interchangeably with “change in control” in certain employment agreements and the 2006 Bonus Plan) is deemed to occur if:

  any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more (or actually acquires 35% or more, in the case of the 2006 Bonus Plan) of our outstanding voting securities;

  a majority of the Board is replaced within any two year (one year, in the case of the 2006 Bonus Plan) period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

  our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company (or, in the case of the 2006 Bonus Plan, a person or group acquires 40% or more of the gross fair market value of our assets).

Notwithstanding the foregoing definition, pursuant to the named executive officers’ employment agreements and the plans specified above, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Pursuant to the employment agreements, the named executive officer’s termination in connection with a change in control is generally deemed to occur if, during the applicable protection period (as discussed below), we or any other party to the change in control (e.g., the unrelated acquirer or successor company):

  terminate the executive without cause;

  in the case of Mr. Fishman and Mr. Cooper, breach a term of the employment agreement; or

  in the case of Mr. Cooper, Mr. Waite, Mr. Martin and Ms. Bachmann, constructively terminate the executive (i.e., a resignation results from the imposition of a material adverse change in the executive’s duties, compensation or reporting relationships after our failure to cure such condition).

The protection period provided in the named executive officers’ employment agreements and applicable to the named executive officers’ termination in connection with a change in control is two years following a change in control. Additionally, Mr. Fishman’s protection period includes the six months preceding a change in control, and Mr. Cooper’s protection period includes the three months preceding a change in control.

Retirement Plans

We maintain four retirement plans: (1) a tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”); (2) a non-qualified, unfunded supplemental defined benefit pension plan (“Supplemental Pension Plan”); (3) a tax-qualified defined contribution plan (“Savings Plan”); and (4) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”). We believe that these plans are generally commensurate with the retirement plans provided by our competitors and others in our compensation peer group, and that providing these plans allows us to better attract and retain superior talent for key positions.

Pension Plan and Supplemental Pension Plan

The Pension Plan is maintained only for certain employees whose hire date preceded April 1, 1994. Effective January 1, 1996, the benefits accrued under the Pension Plan for certain highly compensated individuals were frozen at the then current levels. The Supplemental Pension Plan is maintained only for those executives whose benefits were frozen under the Pension Plan on January 1, 1996. Based on their respective dates of hire, Mr. Fishman, Mr. Cooper, Mr. Martin and Ms. Bachmann may not participate in the Pension Plan or the Supplemental Pension Plan.

The Pension Plan is intended to qualify under the IRC and comply with the Employee Retirement Security Income Act of 1974, as amended. The amount of the Big Lots’ annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement as therein defined. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. We have no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of our general creditors.

Effective January 1, 1993, the annual retirement benefits payable upon retirement under the Pension Plan and the Supplemental Pension Plan was, and continues to be, equal to 1% of average annual compensation during the participant’s highest five consecutive year period multiplied by the years of service up to a maximum of 25 (“Normal Retirement Pension”), with participation and benefits being limited to either plan, but not both plans, in and for any single year based on the participant’s status as a highly compensated employee, as defined in the IRC. This benefit is payable when a participant reaches the normal retirement age of 65; however, the Pension Plan and Supplemental Pension Plan provide the option to retire early (generally at age 55) and to continue employment beyond the normal retirement age.

Under the Pension Plan and the Supplemental Pension Plan, a participant who has reached the age of 55 and has at least five years of service with Big Lots can elect to retire early and receive a reduced monthly pension commencing on the date of the participant’s early termination. Alternatively, a participant who has reached the age of 65 can elect to continue employment with Big Lots and continue participation in either the Pension Plan or Supplemental Pension Plan until the participant retires, at which point the participant shall receive his Normal Retirement Pension. Participants who terminate employment due to a disability are entitled to a pension amount equal to the actuarially-determined present value of the Normal Retirement Pension. The spouse of a participant who dies before retirement is entitled to receive an amount equal to the actuarially-determined present value of the Normal Retirement Pension reduced for the period of time that the death or twenty-fifth anniversary of employment, if later, precedes the normal retirement age. Finally, a participant who terminates employment for a reason other than death or retirement may receive a reduced pension amount determined by the number of years the participant worked for Big Lots.

Normally, a participant will receive a monthly payment from the Pension Plan and/or, if the participant was a highly compensated employee during his or her service period, the Supplemental Pension Plan upon reaching the normal age of retirement (or earlier if the participant elects the early retirement option). Alternatively, a participant can elect to receive a lump sum payment of the entire actuarial equivalent of the participant’s accrued retirement pension or a reduced pension payable over a fixed number of months or elect the purchase of an annuity contract equivalent in value to the actuarial equivalent of the participant’s accrued retirement pension. Upon a change in control, we may elect to effectuate a lump sum payment of all amounts accrued under the Supplemental Pension Plan.

For purposes of calculating benefits under the Pension Plan, compensation is defined to include a two month equivalent of the total cash remuneration (including overtime) paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the IRC, including bonuses, incentive compensation, severance pay, disability payments and other forms of irregular payments. The table below illustrates the amount of annual benefits payable at age 65 to a person with the specified five year average compensation and years of service under the Pension Plan combined with the Supplemental Pension Plan.

Final
Average	Years of Service
Compensation	10	15	20	25
$100,000	$10,000	$15,000	$20,000	$25,000
$125,000	$12,500	$18,750	$25,000	$31,250
$150,000	$15,000	$22,500	$30,000	$37,500
$175,000	$17,500	$26,250	$35,000	$43,750
$200,000	$20,000	$30,000	$40,000	$50,000
$225,000	$20,700	$31,050	$41,400	$51,750

The maximum annual benefit payable under the Pension Plan is restricted by the IRC ($175,000 for calendar year 2006). At December 31, 2006, the maximum five year average compensation taken into account for benefit calculation purposes was $207,000. The compensation taken into account for benefit calculation purposes is limited by law ($220,000 for calendar year 2006), and is subject to statutory increases and cost-of-living adjustments in future years. At December 31, 2006, Mr. Waite had 18 years of credited service. Income recognized as a result of the exercise of stock options is disregarded in computing benefits under the Pension Plan. A participant may elect whether the benefits are paid in the form of a single life annuity, a joint and survivor annuity or as a lump sum upon reaching the normal retirement age of 65.

Savings Plan and Supplemental Savings Plan

All of the named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred salary and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of general creditors of Big Lots.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Elective Contributions”). Participant Elective Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings Plan. Prior to September 8, 2006, one of the funds available to participants was a stock fund invested solely in Big Lots’ common shares. All Participant Elective Contributions are matched by us (“Employer Matching Contributions”) at a rate of 100% for the first 2% of salary contributed, and 50% for the next 4% of salary contributed; however, only Participant Elective Contributions of up to 6% of the employee’s compensation will be matched.

Under the Savings Plan and the Supplemental Savings Plan, a participant who has terminated employment with Big Lots is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive the vested portion of the Employer Matching Contribution only. Under both plans, the Employer Matching Contribution vests as follows: 0% until two years of service are completed, 25% once two years of service are completed, and an additional 25% for each of the three subsequent years of service completed. All other unvested accrued benefits pertaining to Employer Matching Contributions will be forfeited. Upon a change in control, we may elect to effectuate a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

Minimum Share Ownership and Retention

We do not require that the named executive officers (or any director or other employee) own a minimum amount of our shares, because we believe that personal investment choices should be left to each individual. While we do not believe it is necessary or appropriate to require a named executive officer to own a minimum amount of our shares, the Committee does consider the equity awards that have been made to our named executive officers during its annual review of total compensation. Because a significant portion of the named executive officers’ total compensation is in the form of equity awards, we further believe that the named executive officers each have a material equity interest in Big Lots without also imposing a minimum share ownership requirement.

On November 21, 2005, we announced that the Committee, after discussion with the Board, approved accelerating the vesting of stock options awarded on or before February 21, 2005, except those stock options previously granted to our former chief executive. Additionally, the Committee imposed a holding period that requires all directors and EMC members to refrain from selling net shares acquired upon any exercise of these accelerated stock options until the date on which the exercise would have been permitted under the stock options’ original vesting terms or, if earlier, the recipient’s death, disability or termination of employment. The decision to accelerate vesting of stock options was made primarily to reduce non-cash compensation expense that would have been recorded following the adoption in the first quarter of fiscal 2006 of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, which requires an entity to measure the cost of services received in exchange for an award of equity instruments based on the grant date fair value of the award.

Only those stock options that were accelerated in November 2005 are subject to a retention policy. We have no other share retention guidelines. Consistent with our no minimum share ownership policy, we do not require the named executive officers to hold our shares for a minimum period of time, because we believe that personal investment choices should be left to each individual.

Elements of Post-Termination Executive Compensation

The triggering events that may provide the named executive officers with post-termination compensation under the executives’ employment agreements are: (1) involuntary termination without cause; (2) termination following the executive’s disability; (3) termination upon the executive’s death; and (4) termination following a change in control.

Under each employment agreement, the named executive officer’s employment may be terminated for cause, as defined therein. If a named executive officer is terminated for cause, we have no further obligation to pay any unearned compensation or to provide any future benefits to the executive. The named executive officers are entitled to receive salary continuation for two years, in the case of Mr. Fishman, or one year, in the case of the other named executive officers, if terminated without cause, 6 months if terminated in connection with becoming disabled, and a lump sum payment equal to two times his or her salary if terminated in connection with a change in control. Additionally, each named executive officer is entitled to receive a prorated bonus for the fiscal year in which his or her termination is effective if he or she is terminated without cause or is terminated in connection with his or her death or disability, and two times his or her stretch bonus if terminated following a change in control. In the event a named executive officer is terminated in connection with a change in control, he or she is also entitled to receive a payment (“Tax Gross-Up Amount”) in the amount necessary to hold him or her harmless from the effects of Sections 280G and 4999 of the IRC, which IRC sections could subject the payments due under these employment agreements to excise tax liability. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and 280G of the IRC.

Mr. Fishman is entitled to receive continued healthcare coverage for up to two years following a termination without cause or if terminated in connection with a change in control, plus a Tax Gross-Up Amount. The other named executive officers are entitled to receive continued healthcare coverage for up to 12 months following a termination without cause or if terminated in connection with a change in control, plus a Tax Gross-Up Amount, except that Mr. Cooper is entitled to receive up to two years of coverage if he is terminated in connection with a change in control. Each of the named executive officers is entitled to receive continued healthcare coverage for 6 months following termination due to disability, plus long-term disability benefits. Additionally, if terminated without cause, each named executive officer is entitled to continue receiving an automobile or automobile allowance for 24 months, in the case of Mr. Fishman, or 12 months, in the case of the other named executive officers.

If a change in control (as defined by the applicable equity incentive plan) occurs, then all outstanding stock options become exercisable upon the change in control to the full extent of the original grant and all remaining unvested restricted stock vests. If termination of employment results from death or disability, then all exercisable stock options may be exercised until the earlier of the stock option award expiration date or one year after termination of employment, under the 2005 Incentive Plan, or one year after death or disability, under the 1996 Incentive Plan. Additionally, if termination of employment results from death or disability, then unvested restricted stock will: (1) be forfeited, for the January 2005 retention package awards made under the 1996 Incentive Plan; (2) vest in increments of 20% for each consecutive year of employment completed since the grant date, for the July 2005 award to Mr. Fishman made under the 1996 Incentive Plan; and (3) vest in increments of 20% for each consecutive year of employment completed since the grant date, if the threshold financial performance objective is met while employed, for restricted stock awards made under the 2005 Incentive Plan. Upon termination for any other reason, all exercisable stock options then held may be exercised until the earlier of the stock option award expiration date or 90 days after termination of employment, under the 2005 Incentive Plan, or three months after termination of employment, under the 1996 Incentive Plan. Any restricted stock awards not vested at termination of employment, for reasons other than death or disability, shall be forfeited.

For a discussion of the effect of termination under the Pension Plan, Supplemental Pension Plan, Savings Plan and Supplemental Savings Plan, see “Retirement Plans” above.

Compensation Committee Activity

The Committee met in February and November of 2006, including in executive session at its February 2006 meeting. Each Committee member attended both meetings.

In the process of reviewing each component of executive compensation separately, and in the aggregate, the Committee directs our human resources department to prepare an internal pay equity analysis comparing the relative compensation between the CEO and the other EMC members. The comparison includes all components of compensation. Prior to hiring Mr. Fishman, the relative difference between CEO compensation and the compensation of our other named executive officers had not increased significantly over the years. While Mr. Fishman’s compensation package increases the relative difference between CEO compensation and the compensation of our other named executive officers, the Committee believes that the increased disparity is appropriate and was necessary in order to attract a chief executive with Mr. Fishman’s experience.

As part of its review of the bonus component of our executive compensation program for fiscal 2006, the Committee and the other outside directors considered various indicia of corporate achievement in order to establish meaningful performance criteria under the 2006 Bonus Plan. In February 2006, the outside directors chose, upon the Committee’s recommendation, to use a formula based on each named executive officer’s salary and a measure of our income. We believe the performance criteria established for fiscal 2006 bears a strong relationship to our philosophy of aligning executive compensation with the interests of our shareholders. The aim in setting the performance criteria was to reward 2006 Bonus Plan participants while encouraging strong corporate earnings growth.

Specifically, the performance criterion applied for fiscal 2006 bonus determinations under the 2006 Bonus Plan was the greatest of the following measures: (1) income from continuing operations; (2) income (loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); (3) income before extraordinary item(s); and (4) net income, with each such measure being adjusted to remove the effect of equitable adjustments for unusual or non-recurring events, transactions or accrual items. Of the potential performance criteria above, the net income measure was the greatest for fiscal 2006.

In making adjustments to remove the effect of unusual or non-recurring event items, the following were considered for fiscal 2006: (1) asset impairments as described in SFAS No. 144, as amended or superseded; (2) merger integration costs; (3) merger transaction costs; (4) loss or profit attributable to a reportable segment as described by SFAS No. 131, as amended or superseded of any entity or entities acquired during fiscal 2006; (5) tax settlement charges; (6) the relevant tax effect of new tax legislation enacted after the beginning of fiscal

2006; (7) extraordinary items, events or transactions as described in Accounting Principles Board Opinion No. 30, as amended or superseded; (8) unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in Accounting Principles Board Opinion No. 30, as amended or superseded; (9) other non-recurring items or other non-GAAP financial measures (not otherwise listed); (10) unrealized gains or losses on investments in debt and equity securities as described in SFAS No. 115, as amended or superseded; and (11) gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in SFAS No. 133, as amended or superseded.

In light of our performance in fiscal 2006, the performance criteria established by the Committee and the outside directors were exceeded and bonuses were paid at stretch levels for performance in fiscal 2006. As a consequence of the fiscal 2006 bonus payments, fiscal 2006 total cash compensation for the named executive officers was at or above the market average. (Note that the compensation surveys used to determine market average for each position report only the bonus potential at targeted levels of performance and not beyond.) We believe higher than market average total cash compensation is appropriate in light of our fiscal 2006 performance, and that it is consistent with our philosophy that we perform at high levels to deliver at or above-market compensation.

As discussed above, the Committee also reviewed an estimate of the amount of total value accumulated and that will be accumulated by each EMC member through prior equity awards (assuming employment continues, awards vest and the market price of our common shares fluctuates through the life of the awards). While the Committee considers the accumulated value information as a factor in making recommendations on future compensation, this information is not a primary consideration.

Based on their review of each component of executive compensation separately, and in the aggregate, the Committee and the other outside directors determined that the named executive officers’ total compensation for fiscal 2006 was reasonable and not excessive.

Since the beginning of fiscal 2007, the Committee has met once. At this meeting, the Committee: (1) certified that a bonus was payable for fiscal 2006 under the 2006 Bonus Plan; (2) reviewed the total compensation tally sheets and compensation history for all EMC members; (3) reviewed an internal pay equity analysis and compensation benchmarking data; and (4) formulated its recommendations to the other outside directors for fiscal 2007 executive compensation, including the fiscal 2007 bonus performance criteria and restricted stock financial performance objectives. The Committee has also reviewed drafts of this CD&A and the other compensation disclosures required by the SEC. At the subsequent Board meeting, the outside directors approved the fiscal 2007 compensation packages for the EMC members.

Impact of Performance on Compensation

Our compensation program is designed to reward positive contributions toward the achievement of our strategic business goals, appreciation in our shareholder value, and our overall corporate performance. We believe the amounts paid to our executives are appropriate and are furthering our compensation philosophy and strategic business goals. In this section of the CD&A, we discuss the various performance measures that we have selected to illustrate our commitment to tying corporate performance to a substantial portion of our executive compensation program. While we cannot control the market price of our common shares, we strive to provide strong results that may lead to increased shareholder value. Additionally, the Committee believes it is in our best interests and the best interests of our shareholders to require that we achieve certain corporate performance metrics in order for EMC members to receive bonus and restricted stock awards so that we can preserve the deductibility of such awards under Section 162(m).

The performance criterion applied for fiscal 2006 bonus determinations under the 2006 Bonus Plan was the greatest of the following measures: (1) income from continuing operations; (2) income (loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); (3) income before extraordinary item(s); and (4) net income, with each such measure being adjusted to remove the effect of any equitable adjustments for unusual or non-recurring events, transactions or accrual items (as such events, transactions and items are described above). The corporate performance levels adopted in connection with bonus compensation earned for fiscal 2006 performance under the 2006 Bonus Plan were $38,625,000 (floor), $47,799,000 (target), and $80,629,000 (stretch) under net income performance criterion.

The measure applied to the restricted stock awards made in fiscal 2006 under the 2005 Incentive Plan was the greatest of: (1) income (loss) per common share – diluted from continuing operations; (2) income (loss) per common share – diluted from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); (3) income (loss) per common share – diluted before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); and (4) net income (loss) per common share – diluted, with each such measure adjusted to remove the effect of any unusual or non-recurring event, transaction or accrual items. Of the four measures above, the net income per share measure was the greatest for fiscal 2006. The financial performance objectives used in connection with restricted stock awards were a threshold financial performance objective of $0.25 under one of the above measures in order to allow the award to become eligible to vest under one of three scenarios (i.e., the attainment of a higher financial performance objective, the grantee’s death or disability, or the lapsing of five years while remaining continuously employed) and a higher financial performance objective of $0.87 under one of the above measures in order to vest the award.

When, in February 2006, the Committee recommended, and the outside directors approved, the targeted and maximum performance criteria and target and stretch performance goals under the 2006 Bonus Plan and the higher financial performance objective under the 2005 Incentive Plan, we believed those measures represented very strong performance and would be difficult to obtain. However, we exceeded the expectations of the Board, the Committee and management during fiscal 2006 and, thus, the stretch performance goal and the higher financial performance objective were achieved. As is illustrated by the performance metrics and targets described above, we believe that performance and compensation are very tightly tied.

Compensation for the Named Executive Officers in Fiscal 2006

Except where we have discussed the specifics of a named executive officer’s fiscal 2006 compensation, the evaluation and establishment of the named executive officers’ fiscal 2006 compensation was substantially similar. We believe compensation for the named executive officers in fiscal 2006 was established consistent with our executive compensation philosophy, practices and polices.

In setting the compensation of Mr. Fishman for fiscal 2006, the outside directors generally followed the philosophy, practices and policies described in this CD&A (e.g., tying a substantial portion of total compensation to Big Lots’ future performance with non-qualified stock options, restricted stock, and a performance-based cash bonus opportunity). Because Mr. Fishman had been with us for only seven months when the outside directors reviewed his compensation in February 2006, the outside directors chose to maintain his then-current base salary. However, based on the outside directors’ assessment of Mr. Fishman’s performance to date, his ability to formulate and execute our long-term and short-term strategic, operational and business plans, and the requirements to retain Mr. Fishman within the highly competitive discount retail industry, the outside directors increased his bonus potential and made stock option and restricted stock awards to Mr. Fishman. Accordingly, Mr. Fishman’s total compensation reflects a consideration of competitive forces and the perceived value that Mr. Fishman brings to us.

The salaries paid to the named executive officers for fiscal 2006 are shown in the “Salary” column of the Summary Compensation Table. Annual increases (if any) are made in the discretion of the Committee and the other outside directors. Generally, salary adjustments for the named executive officers are based upon the factors described herein; however, salary adjustments are subjectively determined and are not formally tied to specific performance criteria. The Committee has chosen not to adopt any specific schedule of salary increases, and may adjust the named executive officers’ respective salaries without regard to adjustments in the salaries of other executives. Based on the various factors described in this CD&A, including the competitive market and individual and corporate performance, each of the named executive officers except Mr. Fishman received a salary increase in fiscal 2006. Due to the brevity of his employment, the Committee felt it was inappropriate to increase Mr. Fishman’s fiscal 2006 annualized salary over the minimum established by his employment agreement.

The bonuses paid to the named executive officers for fiscal 2006 are shown in the “Non-Equity Incentive Compensation Earnings” column of the Summary Compensation Table. As a result of our performance in fiscal 2006, bonuses were paid at the stretch level.

The equity compensation awarded to the named executive officers in fiscal 2006 is reflected in the Grants of Plan-Based Awards table. The fiscal 2006 equity compensation for the named executive officers consisted of non-qualified stock options and restricted stock awards under the 2005 Incentive Plan. The stock options awarded to the named executive officers in fiscal 2006 have an exercise price equal to the fair market value of our common shares on the grant date, vest equally over four years, and expire seven years after the grant date. Because we met both the threshold and higher financial performance objectives in fiscal 2006, the restricted stock awards granted in fiscal 2006 are expected to vest at the opening of our first trading window occurring after we file our fiscal 2006 Annual Report on Form 10-K with the SEC. The Committee believes that the grant of a significant quantity of stock options and restricted stock to the named executive officers further links their interests with the interests of our shareholders and provides us with a significant retention and motivation tool. Consequently, the named executive officers’ equity interests in Big Lots, through stock options and restricted stock, comprise a substantial portion of their compensation and help to align their personal rewards and motivation with our performance and shareholder value.

Impact of Tax and Accounting Treatments

Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to Section 162(m) of the IRC, which generally limit the tax deductions for compensation expense in excess of $1 million paid to our CEO and our four other highest compensated executives. Compensation in excess of $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). We believe that compensation paid under our equity and bonus compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee or the outside directors may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executives.

For fiscal 2006, the Committee believes it has taken the necessary actions to preserve the deductibility of all payments made under our executive compensation program, with the exception of a portion of the compensation paid to Mr. Fishman in connection with the vesting of restricted stock awarded upon his commencing employment with us in fiscal 2005. If the IRC or the related regulations change, the Committee intends to take reasonable steps to ensure the continued availability of deductions for payments under our executive compensation program, while at the same time considering the goals of the Company’s executive compensation philosophy and the competitive market for executive leadership talent.

Internal Revenue Code Section 409A

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005. Additional discussion of our nonqualified deferred compensation arrangements is provided above under the heading “Retirement Plans” and with the compensation tables following this Compensation Discussion and Analysis.

Statement of Financial Accounting Standards No. 123(R)

Beginning in the first quarter of fiscal 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No. 123(R). As discussed above, we accelerated the vesting of certain stock options in November 2005 primarily to reduce non-cash compensation expense that would have been recorded following our adoption of SFAS No. 123(R). Since our adoption of SFAS No. 123(R), we have begun to make more full-value awards in the form of restricted stock and fewer awards of stock options.

Conclusion

The Committee believes our executive compensation philosophy, practices, policies and program are designed to foster a performance-oriented culture that aligns our executives’ interests with those of our shareholders. The Committee further believes that each element of compensation, the amount available under each element of compensation, and the total compensation of our named executive officers is reasonable, appropriate and responsive to the goal of improving shareholder return, and serves to attract, retain and motivate highly-qualified employees. Our compensation program rewards positive contributions toward the achievement of our strategic business goals, appreciation in shareholder value, and overall corporate performance.

Summary Compensation Table

The following table sets forth the compensation earned by or paid to the named executive officers (Mr. Fishman, our CEO; Mr. Cooper, our Chief Financial Officer; and each of our three other most highly compensated executive officers in fiscal 2006) for services rendered to us during the past fiscal year.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position (1)	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)(7)(8)	($)(9)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven S. Fishman,	2006	960,000	—	503,769	879,262	1,632,000	—	14,559	3,989,590
Chairman, Chief Executive
Officer and President
Joe R. Cooper,	2006	371,209	—	96,278	50,675	375,000	—	26,899	920,061
Senior Vice President
and Chief Financial Officer
Brad A. Waite,	2006	516,978	—	225,350	57,473	780,000	16,489	35,018	1,631,308
Executive Vice President, Human
Resources, Loss Prevention, Real
Estate and Risk Management
John C. Martin,	2006	473,475	—	128,977	26,574	570,000	—	25,929	1,224,955
Executive Vice President,
Merchandising
Lisa M. Bachmann,	2006	396,195	—	96,278	50,675	400,000	—	29,901	973,049
Senior Vice President,
Merchandise Planning/Allocation
and Chief Information Officer
____________________

(1)	We are a party to an employment agreement with each of the named executive officers, the material terms of which are described in the “Employment Agreements” and “Elements of Post-Termination Executive Compensation” sections of the CD&A.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2006 in accordance with SFAS 123(R), excluding any estimate of forfeitures related to service-based vesting conditions, and thus may include amounts from stock awards granted in and prior to fiscal 2006 pursuant to the 1996 Incentive Plan and the 2005 Incentive Plan. See Note 7 (Stock Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Stock-Based Compensation section of MD&A in our Form 10-K regarding the assumptions underlying the valuation of equity awards.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2006 in accordance with SFAS 123(R), excluding any estimate of forfeitures related to service-based vesting conditions, and thus may include amounts from option awards granted in and prior to fiscal 2006 pursuant to the 1996 Incentive Plan and the 2005 Incentive Plan. See Note 7 (Stock Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Stock-Based Compensation section of MD&A in our Form 10-K regarding the assumptions underlying the valuation of equity awards.

(4)	The amounts in this column reflect cash bonuses earned for fiscal 2006 performance pursuant to the 2006 Bonus Plan. A portion of the cash bonuses earned by Mr. Cooper and Mr. Martin and included in this column were deferred into the Supplemental Savings Plan upon the payment of such amounts in fiscal 2007. The Supplemental Savings Plan is described in the “Savings Plan and Supplemental Savings Plan” section of the CD&A.

(5)	The amount in this column reflects the actuarial increase in the present value of Mr. Waite’s benefits under the Pension Plan and the Supplemental Pension Plan determined from December 31, 2005 to December 31, 2006, the plans’ measurement date for financial statement reporting purposes. See Note 8 (Employee Benefit Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Pension section of MD&A in our Form 10-K regarding the interest rate, mortality rate and other assumptions underlying the actuarial calculations.

(6)	The amounts in this column include the following compensation for the named executive officers, as more fully described in the table included with this footnote:

	i.	The reimbursement of taxes related to our payment of healthcare costs covered by the Executive Benefit Plan, long-term disability insurance coverage, and taxable moving expenses;

	ii.	Big Lots matching contributions made pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the “Savings Plan and Supplemental Savings Plan” section of the CD&A;

	iii.	The reimbursement of healthcare costs covered by the Executive Benefit Plan, which is described in the “Personal Benefits and Perquisites” section of the CD&A;

	iv.	Big Lots paid premiums for life insurance, which is generally available to all full-time employees;

	v.	Big Lots paid premiums for long-term disability insurance, which is described in the “Personal Benefits and Perquisites” section of the CD&A;

	vi.	The cost associated with the use of an automobile or the receipt of a cash allowance in lieu of an automobile; and

	vii.	The reimbursement of taxable moving expenses.

					Big Lots
		Big Lots	Reimbursement		Paid	Use of
		Contributions	of Healthcare	Big Lots	Long-Term	Automobile	Reimbursement
		to Defined	Costs under	Paid Life	Disability	or	of Taxable
	Reimbursement	Contribution	Executive	Insurance	Insurance	Automobile	Moving
	of Taxes	Plans	Benefit Plan	Premiums	Premiums	Allowance	Expenses
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Fishman	1,951	—	1,660	1,380	2,016	7,072	480
Mr. Cooper	1,893	8,800	3,258	768	774	11,406	—
Mr. Waite	4,393	8,800	7,363	1,380	1,082	12,000	—
Mr. Martin	1,326	8,800	1,831	980	992	12,000	—
Ms. Bachmann	3,029	8,800	5,625	820	827	10,800	—
____________________

(7)	In fiscal 2006, Mr. Fishman and Mr. Cooper each received a personal benefit related to a business trip to visit the NYSE on a corporate aircraft. We reported earnings of $675 (plus $317 for tax reimbursement) for both executives on Form W-2 related to such trip, which earnings were calculated in accordance with the Standard Industry Fare Level (SIFL) rate method permitted by the Internal Revenue Service. Because we did not incur any aggregate incremental cost in connection with such trip, no related amounts are included in this column.

(8)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts included in this column.

(9)	As a percentage of total compensation, the named executive officers’ respective salary and non-equity incentive plan compensation (i.e., bonuses earned under the 2006 Bonus Plan) were as follows: Mr. Fishman: 24.1% / 40.9%; Mr. Cooper: 40.3% / 40.8%; Mr. Waite: 31.7% / 47.8%; Mr. Martin: 38.7% / 46.5%; and Ms. Bachmann: 40.7% / 41.1%.

Grants of Plan-Based Awards

The following table sets forth each award made to the named executive officers in fiscal 2006 under the 2006 Bonus Plan and the 2005 Incentive Plan.

									All
									Other
									Stock	All Other			Grant
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	Option		Closing	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive Plan			Number	Awards:	Exercise	Market	Value
			Plan Awards			Awards			of	Number of	or Base	Price of	of Stock
			(3)			(4)			Shares	Securities	Price of	Option	and
	Grant	Award							of Stock	Underlying	Option	Awards on	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Grant Date	Awards
Name	(1)	(2)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	($/Sh.)	($/Sh.)(6)	($)
(a)	(b)	-	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	-	(l)
Mr. Fishman	—	—	408,000	816,000	1,632,000	—	—	—	—	—	—	—	—
	2/24/06	2/21/06	—	—	—	—	100,000	—	—	—	—	—	1,280,000
	2/24/06	2/21/06	—	—	—	—	—	—	—	200,000	12.66	12.80	1,056,000
Mr. Cooper	—	—	93,750	187,500	375,000	—	—	—	—	—	—	—	—
	2/24/06	2/21/06	—	—	—	—	16,000	—	—	—	—	—	204,800
	2/24/06	2/21/06	—	—	—	—	—	—	—	41,000	12.66	12.80	216,480
Mr. Waite	—	—	195,000	390,000	780,000	—	—	—	—	—	—	—	—
	2/24/06	2/21/06	—	—	—	—	18,500	—	—	—	—	—	236,800
	2/24/06	2/21/06	—	—	—	—	—	—	—	46,500	12.66	12.80	245,520
Mr. Martin	—	—	142,500	285,000	570,000	—	—	—	—	—	—	—	—
	2/24/06	2/21/06	—	—	—	—	8,500	—	—	—	—	—	108,800
	2/24/06	2/21/06	—	—	—	—	—	—	—	21,500	12.66	12.80	113,520
Ms. Bachmann	—	—	100,000	200,000	400,000	—	—	—	—	—	—	—	—
	2/24/06	2/21/06	—	—	—	—	16,000	—	—	—	—	—	204,800
	2/24/06	2/21/06	—	—	—	—	—	—	—	41,000	12.66	12.80	216,480
____________________

(1)	As discussed in the “Elements of In-Service Executive Compensation - Equity” section of the CD&A, in fiscal 2006, the Board set as the grant date of these equity awards the second day following our release of results from our last completed fiscal year. This future date was established in order to allow the market to absorb and react to our release of material nonpublic information, and in order to avoid even the appearance that any employees, the Committee or the Board manipulated the terms of the equity awards.

(2)	The Award Date represents the date on which the Board authorized the equity-based award and set the grant date.

(3)	The amounts in columns (c), (d) and (e) represent the named executive officers’ floor, target and stretch performance goals for fiscal 2006 pursuant to the 2006 Bonus Plan, which goals are described in the “Elements of In-Service Executive Compensation - Bonus” section of the CD&A. For fiscal 2006, the named executive officers earned the amounts shown in column (e).

(4)	The amounts in column (g) represent restricted stock awarded pursuant to the 2005 Incentive Plan, which awards are described in the “Equity” section of the CD&A. Because we met both a threshold financial performance objective and a higher financial performance objective in fiscal 2006, the restricted stock granted to the named executive officers in fiscal 2006 are expected to vest at the opening of our first trading window occurring after we file our fiscal 2006 Annual Report on Form 10-K with the SEC.

(5)	The amounts in column (j) represent non-qualified stock options awarded pursuant to the 2005 Incentive Plan, which awards are described in the “Elements of In-Service Executive Compensation - Equity” section of the CD&A.

(6)	As discussed in the “Elements of In-Service Executive Compensation - Equity” section of the CD&A, pursuant to the terms of the 2005 Incentive Plan, the exercise price of a stock option may not be less than 100% of the volume-weighted average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day. We believe this method is preferable to using the closing market price as it is less vulnerable to market activity that may have only an instantaneous effect, positively or negatively, on the price of our common shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, as of the end of fiscal 2006, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards
	(1)(2)					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market
			Incentive					Awards:	or Payout
			Plan				Market	Number of	Value of
	Number	Number	Awards:			Number	Value of	Unearned	Unearned
	of	of	Number of			of Shares	Shares	Shares,	Shares,
	Securities	Securities	Securities			or Units	or Units	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	of Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(3)	($)	(#)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Fishman	125,000	375,000	—	11.19	7/11/2012	—	—	—	—
	—	200,000	—	12.66	2/24/2013	—	—	—	—
	—	—	—	—	—	66,667	1,733,342	100,000	2,600,000
Mr. Cooper	2,000	—	—	11.98	2/25/2012	—	—	—	—
	4,000	—	—	10.85	2/24/2013	—	—	—	—
	100,000	—	—	14.28	2/2/2014	—	—	—	—
	—	41,000	—	12.66	2/24/2013	—	—	—	—
	—	—	—	—	—	5,334	138,684	16,000	416,000
Mr. Waite	62,500	—	—	26.60	3/1/2007	—	—	—	—
	25,000	—	—	37.75	2/24/2008	—	—	—	—
	50,000	—	—	16.38	10/13/2008	—	—	—	—
	15,000	—	—	11.98	2/25/2012	—	—	—	—
	30,000	—	—	10.85	2/24/2013	—	—	—	—
	75,000	—	—	15.05	2/23/2014	—	—	—	—
	—	46,500	—	12.66	2/24/2013	—	—	—	—
	—	—	—	—	—	16,668	433,368	18,500	481,000
Mr. Martin	150,000	—	—	14.35	12/1/2013	—	—	—	—
	—	21,500	—	12.66	2/24/2013	—	—	—	—
	—	—	—	—	—	10,000	260,000	8,500	221,000
Ms. Bachmann	35,000	—	—	14.20	3/25/2012	—	—	—	—
	12,000	—	—	10.85	2/24/2013	—	—	—	—
	50,000	—	—	15.05	2/23/2014	—	—	—	—
	—	41,000	—	12.66	2/24/2013	—	—	—	—
	—	—	—	—	—	5,334	138,684	16,000	416,000

____________________

(1)	Mr. Fishman’s stock options vest at a rate of 25% per year over the first four years of the seven year option term. The first of Mr. Fishman’s stock option awards (i.e., the award expiring July 11, 2012) was made pursuant to the 1996 Incentive Plan and the latter stock option award (i.e., the award expiring February 24, 2013) was made pursuant to the 2005 Incentive Plan.

(2)	The exercisable stock options of Mr. Cooper, Mr. Waite, Mr. Martin and Ms. Bachmann, all of which were made pursuant to the 1996 Incentive Plan, vest at the rate of 20% per year over the first five years of the 10 year option term. The unexercisable stock options of Mr. Cooper, Mr. Waite, Mr. Martin and Ms. Bachmann, all of which were made pursuant to the 2005 Incentive Plan, vest at the rate of 25% per year over the first four years of the seven year option term.

(3)	With respect to the amounts in this column, the restricted stock of: (i) Mr. Fishman is scheduled to vest in one-third increments upon the attainment of common share price targets or, if earlier, fully after five years of service; and (ii) Mr. Cooper, Mr. Waite, Mr. Martin and Ms. Bachmann is scheduled to vest in one-third increments over the first three anniversaries of the grant date and will fully vest if the grantee is terminated by us for any reason other than cause before the lapse of such three year period.

(4)	For a description of the vesting terms of the restricted stock reflected in this column, see the “Elements of In-Service Executive Compensation - Equity” and “Compensation for the Named Executive Officers in Fiscal 2006” sections of the CD&A. Because we met both the threshold financial performance objective and higher financial performance objective in connection with our fiscal 2006 results, these restricted stock awards are expected to vest at the opening of our first trading window occurring after we file our fiscal 2006 Annual Report on Form 10-K with the SEC.

Option Exercises and Stock Vested

The following table reflects all stock option exercises and the vesting of restricted stock held by each of the named executive officers during fiscal 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Fishman	—	—	33,333	719,993
Mr. Cooper	54,000	412,273	5,333	123,406
Mr. Waite	305,000	2,732,930	16,666	385,651
Mr. Martin	—	—	10,000	231,400
Ms. Bachmann	33,000	329,455	5,333	123,406

Pension Benefits

The following table reflects the number of years of credited service and the present value of accumulated benefits payable to Mr. Waite under the Pension Plan and the Supplemental Pension Plan. Mr. Waite is the only named executive officer eligible to participate in the Pension Plan or Supplemental Pension Plan. See Note 8 (Employee Benefit Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Pension section of MD&A in our Form 10-K regarding the interest rate, mortality rate and other assumptions underlying the calculations in this table. Information regarding the Pension Plan and Supplemental Pension Plan can be found in the “Pension Plan and Supplemental Pension Plan” section of the CD&A.

		Number		Payments
		of Years	Present Value of	During
		Credited	Accumulated	Last Fiscal
	Plan	Service	Benefit	Year
Name	Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Fishman	N/A	—	—	—
Mr. Cooper	N/A	—	—	—
Mr. Waite	Pension Plan	18	27,062	—
	Supplemental Pension Plan	18	101,958	—
Mr. Martin	N/A	—	—	—
Ms. Bachmann	N/A	—	—	—

Nonqualified Deferred Compensation

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan. Information regarding the Supplemental Savings Plan can be found in the “Savings Plan and Supplemental Savings Plan” section of the CD&A.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Fishman	—	—	—	—	—
Mr. Cooper	32,592	3,784	37,240	—	183,385
Mr. Waite	19,277	3,784	109,148	—	686,962
Mr. Martin	47,155	3,784	33,665	—	203,481
Ms. Bachmann	17,083	3,784	11,036	—	73,839
____________________

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table.

(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and in the “Big Lots Contributions to Defined Contribution Plans” column of the table included with footnote 6 to the Summary Compensation Table.

(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments made by the named executive officer in his or her Supplemental Savings account. The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

Potential Payments Upon Termination or Change in Control

The following tables reflect the payments that may be received by each named executive officer (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us is terminated: (1) involuntarily with cause; (2) involuntarily without cause; (3) voluntarily; (4) in connection with the executive’s disability; (5) upon the executive’s death; or (6) in connection with a change in control. For additional information regarding the payments and benefits that may be due to each named executive officer upon a change in control or termination, please refer to the “Employment Agreements,” “Change in Control,” “Retirement Plans,” “Minimum Share Ownership and Retention,” and “Elements of Post-Termination Executive Compensation” sections of the CD&A, and the Pension Benefit and Nonqualified Deferred Compensation tables above.

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

  Amounts are calculated based on compensation levels and benefits effective at February 3, 2007, the end of fiscal 2006.

  The amounts payable under the 2006 Bonus Plan (as noted in the “Non-Equity Incentive Plan Compensation” rows in the tables below) are assumed to be paid for the full fiscal year at the target and stretch bonus levels; however, an involuntary termination without cause or a termination in connection with death or disability would give rise to only a prorated payment for the portion of the fiscal year that preceded such a termination, and payments may be made at the floor bonus level (i.e., one-half of the target bonus level) or any other amount up to the stretch bonus level. Amounts payable under the 2006 Bonus Plan upon termination in connection with a change in control are equal to two times the named executive officer’s stretch bonus, without any prorated adjustment.

  We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect the cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) throughout the full period provided by the named executive officer’s employment agreement. In addition to the amounts included in the “Healthcare Coverage” row in the tables below, a named executive officer who receives continued healthcare benefits following an involuntary termination without cause or a termination in connection with a change in control would be entitled to receive reimbursement of the taxes for which the executive is liable as a result of such continued healthcare coverage.

  The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the executive's monthly salary, up to a maximum of $25,000 per month. This benefit is payable until the executive is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which an executive may be disabled, we have presented only one month of disability benefits in the tables below.

  In addition to the amounts included in the “Termination in Connection with a Change in Control” and “Change in Control” columns in the tables below, if the payments received in connection with a change in control constitute an “excess parachute payment” under Section 280G(b) of the IRC, the named executive officer shall receive reimbursement of any excise tax under Section 4999 of the IRC or, in the case of Mr. Fishman and Mr. Cooper, reduce the executive’s benefits under his employment agreement to the extent necessary to become one dollar less than the amount that would generate such excise tax, if this reduction results in a larger after-tax amount as compared to the excise tax reimbursement method applicable to all other named executive officers.

  The amounts in the “Accelerated Equity Awards” / “Change in Control (irrespective of termination)” cell in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2006 (minus the aggregate stock option exercise prices) and all unvested restricted stock that would have had their vesting accelerated had a change in control occurred as the end of fiscal 2006. The closing market price of our common shares on February 2, 2007, the final trading day on the NYSE during fiscal 2006, was $26.00 per share. This amount does not reflect any equity awards that have vested or have been granted in fiscal 2007.

Steven S. Fishman

The following table reflects the payments that may be due to Mr. Fishman in the event of a change in control or his employment with us is terminated under a variety of circumstances.

		Event Occurring at February 3, 2007
		Involuntary	Involuntary				Termination	Change in
		Termination	Termination		Termination	Termination	in Connection	Control
		with	without	Voluntary	upon	upon	with a Change	(irrespective of
		Cause	Cause	Termination	Disability	Death	in Control	termination)
	Salary/Salary Continuation ($)	—	1,920,000	—	480,000	—	1,920,000	—
Non-Equity Incentive Plan Compensation	At Target Bonus
	Level ($)	—	816,000	—	816,000	816,000	—	—
	At Stretch Bonus
	Level ($)	—	1,632,000	—	1,632,000	1,632,000	3,264,000	—
	Heathcare Coverage ($)	—	42,497	—	10,626	—	42,497	—
	Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
	Use of Automobile/Automobile
	Allowance ($)	—	14,144	—	—	—	—	—
	Accelerated Equity Awards ($)	—	—	—	—	—	—	12,555,092

Joe R. Cooper

The following table reflects the payments that may be due to Mr. Cooper in the event of a change in control or his employment with us is terminated under a variety of circumstances.

		Event Occurring at February 3, 2007
		Involuntary	Involuntary				Termination	Change in
		Termination	Termination		Termination	Termination	in Connection	Control
		with	without	Voluntary	upon	upon	with a Change	(irrespective of
		Cause	Cause	Termination	Disability	Death	in Control	termination)
	Salary/Salary Continuation ($)	—	375,000	—	187,500	—	750,000	—
Non-Equity Incentive Plan Compensation	At Target Bonus
	Level ($)	—	187,500	—	187,500	187,500	—	—
	At Stretch Bonus
	Level ($)	—	375,000	—	375,000	375,000	750,000	—
	Heathcare Coverage ($)	—	21,248	—	10,626	—	42,496	—
	Long-Term Disability Benefit ($)	—	—	—	20,937	—	—	—
	Use of Automobile/Automobile
	Allowance ($)	—	11,406	—	—	—	—	—
	Accelerated Equity Awards ($)	—	—	—	—	—	—	1,101,624

Brad A. Waite

The following table reflects the payments that may be due to Mr. Waite in the event of a change in control or his employment with us is terminated under a variety of circumstances. Additionally, assuming his employment terminated on February 3, 2007, the estimated lump-sum present value of Mr. Waite’s benefit under the Pension Plan and Supplemental Pension plan would have been $160,091.

		Event Occurring at February 3, 2007
		Involuntary	Involuntary				Termination	Change in
		Termination	Termination		Termination	Termination	in Connection	Control
		with	without	Voluntary	upon	upon	with a Change	(irrespective of
		Cause	Cause	Termination	Disability	Death	in Control	termination)
	Salary/Salary Continuation ($)	—	520,000	—	260,000	—	1,040,000	—
Non-Equity Incentive Plan Compensation	At Target Bonus
	Level ($)	—	390,000	—	390,000	390,000	—	—
	At Stretch Bonus
	Level ($)	—	780,000	—	780,000	780,000	1,560,000	—
	Heathcare Coverage ($)	—	21,248	—	10,626	—	21,248	—
	Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
	Use of Automobile/Automobile
	Allowance ($)	—	12,000	—	—	—	—	—
	Accelerated Equity Awards ($)	—	—	—	—	—	—	1,534,678

John C. Martin

The following table reflects the payments that may be due to Mr. Martin in the event of a change in control or his employment with us is terminated under a variety of circumstances.

		Event Occurring at February 3, 2007
		Involuntary	Involuntary				Termination	Change in
		Termination	Termination		Termination	Termination	in Connection	Control
		with	without	Voluntary	upon	upon	with a Change	(irrespective of
		Cause	Cause	Termination	Disability	Death	in Control	termination)
	Salary/Salary Continuation ($)	—	475,000	—	237,500	—	950,000	—
Non-Equity Incentive Plan Compensation	At Target Bonus
	Level ($)	—	285,000	—	285,000	285,000	—	—
	At Stretch Bonus
	Level ($)	—	570,000	—	570,000	570,000	1,140,000	—
	Heathcare Coverage ($)	—	13,146	—	6,576	—	13,146	—
	Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
	Use of Automobile/Automobile
	Allowance ($)	—	12,000	—	—	—	—	—
	Accelerated Equity Awards ($)	—	—	—	—	—	—	767,810

Lisa M. Bachmann

The following table reflects the payments that may be due to Ms. Bachmann in the event of a change in control or her employment with us is terminated under a variety of circumstances.

		Event Occurring at February 3, 2007
		Involuntary	Involuntary				Termination	Change in
		Termination	Termination		Termination	Termination	in Connection	Control
		with	without	Voluntary	upon	upon	with a Change	(irrespective of
		Cause	Cause	Termination	Disability	Death	in Control	termination)
	Salary/Salary Continuation ($)	—	400,000	—	200,000	—	800,000	—
Non-Equity Incentive Plan Compensation	At Target Bonus
	Level ($)	—	200,000	—	200,000	200,000	—	—
	At Stretch Bonus
	Level ($)	—	400,000	—	400,000	400,000	800,000	—
	Heathcare Coverage ($)	—	21,248	—	10,626	—	21,248	—
	Long-Term Disability Benefit ($)	—	—	—	22,333	—	—	—
	Use of Automobile/Automobile
	Allowance ($)	—	10,800	—	—	—	—	—
	Accelerated Equity Awards ($)	—	—	—	—	—	—	1,101,624

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of three outside directors of the Board. Big Lots’ common shares are listed on the NYSE. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and the listing standards of the NYSE.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

  the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

  our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

  the annual independent audit of our financial statements, the engagement of the independent auditor, and the evaluation of the independent auditor’s qualifications, independence and performance;

  the performance of our internal audit function;

  the evaluation of enterprise risk issues; and

  the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investors section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda to include all of its responsibilities, conducts a self-assessment and review of the charter annually, and believes it fulfilled its responsibilities thereunder in fiscal 2006.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent auditor and the internal audit service provider, in each case without the presence of management, and discussions with our Chief Financial Officer and internal auditor in separate sessions, in each case without the presence of additional members of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During the course of fiscal 2006, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by management and the independent auditor at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for fiscal 2006, as well as the independent auditor’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (1) our consolidated financial statements and financial statement schedule, (2) management’s assessment of the effectiveness of internal control over financial reporting, and (3) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2007. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Auditor

The Audit Committee engaged Deloitte & Touche LLP as our independent auditor to audit our financial statements for fiscal 2006. Deloitte & Touche LLP has served as our independent auditor since October 1989. The Audit Committee annually selects our independent auditor.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has also considered whether the independent auditor’s provision of any non-audit services to Big Lots is compatible with maintaining its independence. Consistent with the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2006, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of those services does not impair the independent auditor’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent auditor and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent auditor for additional services which have not been approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Auditor

The fees incurred by us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

	Fiscal 2006	Fiscal 2005
($ in thousands)	($)	($)
Audit Fees	1,437	1,627
Audit-Related Fees (1)	115	109
Tax Fees (2)	112	25
All Other Fees	—	—
Total Fees	1,664	1,761
____________________

(1)	Principally audits of employee benefit plans and accounting consultation.

(2)	Principally tax planning and tax compliance services.

Audit Committee Report

In connection with the audited financial statements for fiscal 2006, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor. Management has the primary responsibility for the financial statements and the reporting process. The Audit Committee has discussed with the independent auditor the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independent auditor’s independence with the independent auditor.

As part of this process, the Audit Committee continued to monitor the scope and adequacy of Big Lots’ internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Big Lots’ Annual Report on Form 10-K for fiscal 2006 for filing with the SEC.

Members of the Audit Committee

Philip E. Mallott, Chair
Russell Solt
James R. Tener

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
BIG LOTS’ INDEPENDENT AUDITOR FOR FISCAL 2007

At its March 8, 2007, meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent auditor for fiscal 2007. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not approve the ratification of the appointment of Deloitte & Touche LLP, the selection of such firm as our independent auditor will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2007.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at the 2008 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 14, 2007 to be eligible for inclusion in our 2008 proxy statement. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at the 2008 annual meeting of shareholders, but has not sought the inclusion of such a proposal in our 2008 proxy statement, such proposal must be received by our Corporate Secretary at our corporate offices by February 27, 2008, or our management proxies will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in our 2008 proxy statement.

ANNUAL REPORT ON FORM 10-K

Our fiscal 2006 Annual Report on Form 10-K is included with this Proxy Statement in our 2006 Annual Report to Shareholders. Shareholders may also receive a copy of our fiscal 2006 Annual Report on Form 10-K without charge by writing to: Investor Relations Department, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228-5311. The fiscal 2006 Annual Report on Form 10-K may also be accessed in the Investors section of our website (www.biglots.com) under the “SEC Filings” caption.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing copies of this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, and the accompanying proxy card to all shareholders of record on the record date, we will request brokers, banks and other holders of record to forward copies of this material to persons for whom they hold Big Lots common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by Big Lots. We have also retained Georgeson Inc. to aid in the solicitation of proxies for a fee estimated to be $8,000, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One and Proposal Two above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies in the enclosed form returned to us will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors, CHARLES W. HAUBIEL II Senior Vice President, General Counsel and Corporate Secretary
April 12, 2007 Columbus, Ohio

ATTN: GENERAL COUNSEL
300 PHILLIPI ROAD
COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 30, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Big Lots, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Big Lots, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BIGLO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.

Vote On Directors
1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the nominees named below.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01) Jeffrey P. Berger 02) Sheldon M. Berman 03) Steven S. Fishman 04) David T. Kollat 05) Brenda J. Lauderback	06) Philip E. Mallott 07) Russell Solt 08) James R. Tener 09) Dennis B. Tishkoff	☐	☐	☐

Vote On Proposal						For	Against	Abstain

2.

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR FOR FISCAL 2007. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent auditor for the 2007 fiscal year.

						☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, 2007 Proxy Statement and 2006 Annual Report to Shareholders. The undersigned also hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please date and sign as your name or names appear(s) hereon. If the common shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, a duly authorized officer shall sign on behalf of the corporation.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

BIG LOTS, INC.

Proxy Solicited on Behalf of the Board of Directors
for the May 31, 2007 Annual Meeting of Shareholders

The undersigned hereby appoints Steven S. Fishman, Joe R. Cooper and Charles W. Haubiel II, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 31, 2007, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner you specify. If you do not specify a choice as to Proposal One, the above-named proxies will vote the common shares FOR each of the nominees named on the reverse side of this proxy card. If any nominee named for election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as Big Lots' Board of Directors may recommend. If you do not specify a choice as to Proposal Two (excluding broker non-votes), the above-named proxies will vote the common shares FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent auditor for the 2007 fiscal year. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders.